UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

COMMERCIAL VEHICLE GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360
April 14, 2016
Dear Stockholder:
You are cordially invited to attend our 2016 Annual Meeting of Stockholders, which will be held on Tuesday, May 17, 2016, at 1:00 p.m. (Eastern Time) at the Courtyard by Marriott Columbus-New Albany, located at 5211 Forest Drive, New Albany, OH 43054. With this letter, we have enclosed a copy of our 2015 Annual Report on Form 10-K, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide additional information concerning the annual meeting. If you would like another copy of the 2015 Annual Report, please contact Aneezal H. Mohamed, Vice President – Legal & Compliance and Secretary, and one will be mailed to you.
At this year’s annual meeting, the agenda includes:

1.	The election of six directors to hold office until the 2017 Annual Meeting of Stockholders;

2.	A vote on a non-binding advisory proposal on the compensation of our named executive officers; and

3.	A proposal to ratify the appointment of our independent registered public accounting firm.
The Board of Directors recommends that you vote FOR each of these proposals. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.
It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented at the meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy and vote in person.
As we turn to 2016, with our strategic restructuring under way, augmented by our focus on reducing our operating expenses, we are positioning the Company to protect margins in the near term and enhance profitability in the long-term. Furthermore, we will be better positioned to capture long-term growth in our global markets and expect to further strengthen our ability to deliver improved returns during cycle expansions. I look forward to seeing you at the annual meeting and sharing the results of our efforts with you throughout the coming year.
Sincerely,

Patrick E. Miller
President and Chief Executive Officer

COMMERCIAL VEHICLE GROUP, INC.
7800 Walton Parkway
New Albany, Ohio 43054
Telephone: (614) 289-5360

The 2016 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Tuesday, May 17, 2016, at 1:00 p.m. ET, at the Courtyard by Marriott Columbus-New Albany located at 5211 Forest Drive, New Albany, OH 43054.
The annual meeting is being held for the following purposes:

1.	To elect six directors to hold office until the 2017 Annual Meeting of Stockholders;

2.	To vote on a non-binding advisory proposal on the compensation of the named executive officers as disclosed in the proxy statement;

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2016; and

4.	To consider any other matters or transact such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.
These items are fully discussed in the following pages. Only stockholders of record at the close of business on March 28, 2016, will be entitled to vote at the annual meeting.
Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2015 Annual Report on Form 10-K. The 2015 Annual Report on Form 10-K contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.
By Order of the Board of Directors

Aneezal H. Mohamed
Vice President – Legal & Compliance
and Secretary

April 14, 2016

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the annual meeting may revoke their proxies and vote in person if they so desire.

COMMERCIAL VEHICLE GROUP, INC.

QUESTIONS AND ANSWERS ABOUT VOTING
Q:	Why did you send me this proxy statement?

A:
This proxy statement is being sent to you because our Board of Directors is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the annual meeting. Stockholders of record as of the close of business on March 28, 2016 (the record date) are entitled to vote. This proxy statement and the related proxy card are first being sent on or about April 18, 2015 to those persons who are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of our common stock that you own entitles you to one vote on each matter to come before the annual meeting.

Q:	How do I vote?

A:	You can vote on matters presented at the annual meeting in four ways:
1) You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR
2) You can vote over the Internet, OR
3) By telephone, OR
4) You can attend the annual meeting and vote in person.

Q:	How do I vote by proxy?

A:
If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted FOR the election of all nominees named in this proxy statement, FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:	How do I vote by Internet?

A:	By logging onto www.investorvote.com/cvgi and following the instructions.

Q:	How do I vote by telephone?

A:	By dialing 1-800-652-VOTE(8683) and following the instructions.

Q:	How do I vote in person?

A:	If you attend the annual meeting, we will give you a ballot upon request.

Q:	Who can attend the meeting?

A:
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 12:30 p.m., Eastern Time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (614) 289-5360.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding instructions to vote your shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways:
First, you can send a written notice to the Vice President - Legal & Compliance and Secretary at our headquarters stating that you would like to revoke your proxy.
Second, you can complete and submit a new proxy card.
Third, you can attend the annual meeting and vote in person.
Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:	What items of business will be voted on at the Annual Meeting?

A:
We are holding the Annual Meeting in order to: (1) to elect six directors to hold office until the 2017 Annual Meeting of Stockholders; (2) vote on a non-binding advisory proposal on the compensation of the named executive officers as disclosed in this proxy statement; and (3) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2016.

i

Q:	Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:
Our Board of Directors does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and we do not have notice of these matters within a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of our Board of Directors. If for any reason any of the nominees is not available as a candidate for director, the person named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	How are votes counted?

A:
Stockholders of record of our common stock as of the close of business on March 28, 2016 are entitled to vote at the annual meeting. As of March 28, 2016, there were 30,626,402 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting. Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock, therefore, will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting, such as approval of the compensation of our named executive officers, and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year. Under Delaware law, “broker non-votes”, as defined later in this proxy statement, are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether such matters have been approved.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:
Initially, we will solicit proxies by mail. Our directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. We will pay all expenses of solicitation of proxies.

Q:	Can I access this proxy statement and the Company’s 2015 Annual Report on Form 10-K electronically?

A:
The proxy statement and our 2015 Annual Report on Form 10-K are available through the investor page on our website at www.cvgrp.com/proxy and through our transfer agent’s website at www.edocumentview.com/cvgi.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 17, 2016.
This proxy statement and our 2015 Annual Report are available at www.cvgrp.com/proxy and www.edocumentview.com/cvgi.

ii

PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on May 17, 2016 and at any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This proxy statement and the related proxy card are being mailed to holders of our common stock, commencing on or about April 18, 2016. References in this proxy statement to “Company”, “we”, “our”, or “us” refer to CVG, unless otherwise noted.

Voting and Revocability of Proxies
When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the Annual Meeting.
Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.	FOR the nominees for directors named in this proxy statement;

2.	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement; and

3.	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for 2016.
In addition, if other matters come before the Annual Meeting and we do not have notice of these matters within a reasonable time prior to the Annual Meeting, the persons named in the accompanying form of proxy will determine how to vote on those matters in their discretion.
Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so; provided that if you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote. In addition, your proxy may be revoked at any time prior to its exercise either by giving written notice to our Vice President – Legal & Compliance and Secretary prior to the Annual Meeting, by submission of a later-dated proxy or attending the Annual Meeting and voting in person.
At the Annual Meeting, inspectors of election will determine the presence of a quorum and will tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain” as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the Annual Meeting.
The six nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. Consequently, any shares of common stock present in person or by proxy at the Annual Meeting but not voted for any reason, including abstentions and broker non-votes, have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number or percentage of votes. Stockholders have no right to cumulative voting as to any matter, including the election of directors.
All other matters to be considered at the Annual Meeting require the favorable vote of a majority of the shares present either in person or by proxy at the Annual Meeting. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and, therefore, have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

Record Date and Share Ownership
Only stockholders of record of the common stock on our books at the close of business on March 28, 2016 will be entitled to vote at the Annual Meeting. On that date, we had 30,626,402 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters, located at 7800 Walton Parkway, New Albany, OH 43054, for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our Board was declassified by stockholder approval of a Board proposal at our 2015 annual meeting of stockholders to amend the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendments”) providing for each director to serve for a one-year term expiring at the 2016 annual meeting of stockholders. To comply with Delaware law, the Certificate of Amendments did not change the unexpired three-year terms of directors elected prior to the effectiveness of the Certificate of Amendment. Accordingly, we currently have one Class I director, David R. Bovee, with a term of office expiring at our 2017 annual meeting of stockholders. The Board has nominated six nominees, Scott C. Arves, Harold C. Bevis, Roger L. Fix, Robert C. Griffin, Patrick E. Miller, and Richard A. Snell, for election at the Annual Meeting, and will, if elected, serve for a term expiring at the annual meeting in 2017. Each of the director nominees has agreed to be named in this proxy statement and to serve as a director if elected and has been nominated by a non-management director of the Nominating and Corporate Governance Committee. The nominees currently serve as directors of CVG. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they deem advisable.
Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause will be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

Information regarding our director nominees and our one director not subject to reelection at the Annual Meeting is set forth below:

Name	Age	Position
Richard A. Snell(4)	74	Chairman and Director
Patrick E. Miller	48	President, Chief Executive Officer and Director
Scott C. Arves(1)(3)(4)	59	Director
Harold C. Bevis(1)(2)(4)	56	Director
David R. Bovee(2)(3)(4)	66	Director
Roger L. Fix(1)(3)(4)	62	Director
Robert C. Griffin(1)(2)(4)	68	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Independent Director as defined in Rule 5605(a)(2) of the NASDAQ marketplace rules.
There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.
Our directors draw on their leadership experience from a wide variety of industries and their expertise in manufacturing, operations, financial and compliance matters to serve our company and our stockholders. The directors also serve as counselors and critics to management.
Director Nominees
Scott C. Arves has served as a Director since July 2005. From January 2007 to June 2015, Mr. Arves served as President and Chief Executive Officer of Transport America, a truckload, intermodal and logistics provider. Prior to joining Transport America, Mr. Arves was President of Transportation for Schneider National, Inc., a provider of transportation, logistics and related services, from May 2000 to July 2006. Mr. Arves brings over 30 years of transportation experience to his role as Director, including 19 years of P&L experience and 16 years as a Division President or Chief Executive Officer.
Harold Bevis has served as a Director since June 2014. He has 30 years of experience including 20 years of experience as a business leader with leadership assignments at GE and Emerson Electric; and 14 years of experience as a CEO, President and Director of global manufacturing companies. He has worked in public companies for 15 years and private companies for 15 years. Mr. Bevis is currently President, Chief Executive Officer and Director of Xerium Technologies, Inc. (NYSE:XRM) since August 2012. He has led three successful multi-year operational turnarounds and has started one company. He has led 114 manufacturing plants and operating teams in 21 countries including: Argentina, Australia, Austria, Brazil, Canada, China, Czech Republic, Finland, France, Germany, India, Italy, Japan, Malaysia, Mexico, Morocco, Russia, South Korea, Spain, UK, and the United States. He has led 10 acquisitions, 3 divestitures, 8 greenfield plant startups, 28 plant expansions, 24 plant closures, and multiple joint ventures. His companies have received over 26 industry awards and over 300 new-to-world patented inventions. He has done many capital structure transactions including: capital leases, operating leases, factoring, secured bank lending, unsecured bank lending, bond offerings, covenant negotiations, asset pledges, equity pledges, restricted stock offerings, common stock offerings, restricted subsidiaries, unrestricted subsidiaries, and secured agency ratings. He has led two complete reorganizations through bankruptcy court. He has received many personal leadership awards including the Illinois Community Service Award for his work with the Special Olympics. Mr. Bevis also serves on the State of North Carolina Chamber of Commerce Manufacturing Council, and the City of Raleigh, North Carolina Chamber of Commerce Board of Advisors. Mr. Bevis earned a BS degree in engineering from Iowa State University and an MBA degree from Columbia University.
Roger Fix currently serves as the non-executive chairman of the board of directors of Standex International Corporation. He served as President and Chief Executive Officer of Standex from 2003 to 2014. He was Standex’s President and Chief Operating Officer from 2001 to 2003. Mr. Fix has served as a director of Flowserve Corporation since 2006 and serves as the Chairman of the Corporate Nominating and Governance Committee and a member of the Audit Committee. Mr. Fix earned a master’s degree in mechanical engineering from the University of Texas and a bachelor-of-science degree in mechanical engineering from the University of Nebraska.
Robert C. Griffin has served as a Director since July 2005. His career spanned over 25 years in the financial sector, including Head of Investment Banking Americas and Management Committee Member for Barclay’s Capital from 2000 to 2002. Prior to that, Mr. Griffin served as the Global Head of Financial Sponsor Coverage for Bank of America Securities and a member of its Montgomery Securities Subsidiary Management Committee from 1998 to 2000 and as Group Executive Vice President of Bank of America and a member of its Senior Management Committee from 1997 to 1998. Mr. Griffin served as a Director of GSE Holdings, Inc., from December 2011 to August 2014 where he was Chairman of the Board and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Griffin serves as a Director of Builders FirstSource, Inc., where he is Chairman of the Audit Committee, a member of the Compensation Committee and the Nominating Committee and was Chairman of their Special Committee in 2009 and 2015, and as a Director of The J.G. Wentworth Company where he is currently Chairman of the Audit Committee. Mr. Griffin brings strong financial and management expertise to our Board through his experience as an officer and director of a public company, service on other boards and his senior leadership tenure within the financial industry.
Patrick E. Miller has served as a Director since November 2015 and President and Chief Executive Officer of the Company since November 2015. Mr. Miller, who most recently was President of the Company’s Global Truck & Bus Segment, has been with the Company since 2005. During this time, he served in the capacity of Senior Vice President & General Manager of Aftermarket; Senior Vice President of Global Purchasing; Vice President of Global Sales; Vice President & General Manager of North American Truck and Vice President & General Manager of Structures. Prior to joining the Company, Mr. Miller held engineering, sales, and operational leadership positions with Hayes Lemmerz International, Alcoa, Inc. and ArvinMeritor. He holds a Bachelor of Science in Industrial Engineering from Purdue University and a Masters of Business Administration from the Harvard University Graduate School of Business.
Richard A. Snell has served as a Director since August 2004 and as Chairman since March 2010. He has served as Chairman and Chief Executive Officer of Qualitor, Inc. from May 2005 until April 2015 and as an Operating Partner at HCI Partners from 2003 to December 2015. Mr. Snell served as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, where he served from 1996 to 2000, and as Chief Executive Officer at Tenneco Automotive, also an automotive parts manufacturer, where he was employed from 1987 to 1996. Mr. Snell served as a Director of Schneider National, Inc., a multi-national trucking company, and as a member of their Compensation and Governance Committees from 1996 to 2011.

Director Continuing in Office
Class I Director
David R. Bovee has served as a Director since October 2004. Mr. Bovee’s term as a Class I Director expires at the Annual Meeting in 2017. Mr. Bovee served as Vice President and Chief Financial Officer of Dura Automotive Systems, Inc. (“Dura”) from January 2001 to March 2005 and from November 1990 to May 1997. In October 2006, subsequent to Mr. Bovee’s 2005 retirement, Dura filed a voluntary petition for reorganization under the federal bankruptcy laws. From May 1997 until January 2001, Mr. Bovee served as Vice President of Business Development for Dura. Mr. Bovee also served as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990. Mr. Bovee’s relevant experience includes more than 10 years as a Chief Financial Officer and 15 years as an executive officer of a major automotive supplier, and nearly 10 years of experience in a publicly traded company. Mr. Bovee’s career spans 32 years in the manufacturing and transportation sectors, servicing a footprint similar to CVG. Mr. Bovee has spent his entire career in finance roles, which suits him well to his position on our Board.
Resignation of a Director
On November 20, 2015, Richard P. Lavin, 63 years old, a Class I director of the Board of Directors of the Company since August 2013, and President and Chief Executive Officer of the Company from May 2013 to November 2015, resigned from the Board of the Company and as President and Chief Executive Officer of the Company. Mr. Miller was appointed a director and President and Chief Executive Officer by the Board to fill the vacancy upon Mr. Lavin’s resignation.

Corporate Governance
Independent Directors and Leadership Structure

The Board has determined that Messrs. Arves, Bevis, Bovee, Fix, Griffin, and Snell are independent directors, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market LLC (“NASDAQ”) marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ marketplace rules. In making this determination, the Board considered all provisions of the definition in the standards set forth in the NASDAQ marketplace rules. Each member of the Audit Committee of the Board meets the heightened independence standards required for audit committee members under the NASDAQ marketplace rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our Board structure provides for an independent, non-executive chairman whose principal responsibility for our Company is leading the Board, thereby allowing our President and CEO to focus on running our Company. We are confident that this structure is optimal at this time as it allows the President and CEO to devote his full attention and energy to the challenges of managing the business while the chairman facilitates board activities and the flow of information between management and the Board.
Our Board currently has six independent members and one non-independent member, the President and CEO. Collectively, these individuals offer decades of relevant industry expertise, executive management experience and governance expertise. A number of our independent board members also serve, or have served, as members of senior management or as directors of other public companies. We have three board committees consisting entirely of independent directors, each of which is chaired by a different director. We believe the independence of all but the President and CEO and background of the individuals who comprise our Board, along with the oversight of a non-executive chairman, offers our Company and our stockholders diverse leadership and governance experience across various business sectors, including manufacturing, transportation, logistics, and finance.
Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Nominating and Corporate Governance Committee charter, the Chairman of the Nominating and Corporate Governance Committee serves as chairman of the meetings of the independent directors in executive session. Stockholders and third parties may communicate with our independent directors through the Chairman of the Nominating and Corporate Governance Committee, c/o Aneezal H. Mohamed, Vice President – Legal & Compliance and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. During 2015, our independent directors met in executive session four times. Since fiscal year end, our independent directors have met in executive session one time.
Corporate Governance Guidelines
The Board adopted corporate governance guidelines on March 8, 2011, upon the recommendation of the Nominating and Corporate Governance Committee, which guidelines were amended on March 10, 2016. The guidelines are posted on our website at www.cvgrp.com.
We will continue to review and examine our corporate governance policies and leadership structure on an annual basis in light of our changing needs.
The Role of the Board in Risk Oversight
As provided in our Audit Committee Charter, the Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee reviews and evaluates our risk management policies with respect to our business strategy, capital strength and overall risk tolerance. On a periodic basis, the Audit Committee evaluates and discusses with management our risk assessment and risk management policies, including the internal system to review operational risks, procedures for investment and trading and safeguards to ensure compliance with procedures. The Audit Committee reports regularly to the full Board about these matters. The Audit Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us to ensure that all material risks are identified and appropriate risk mitigation measures are implemented. The Audit Committee and the full Board work with management to oversee the day-to-day application of risk management policies and protocols, including controls over cash and investments, currency exposures and interest rate and commodities risks.

Meetings of the Board and its Committees
The Board held four regular quarterly meetings during fiscal year 2015. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent actions. All of the directors who were then serving on the Board attended 75% or more of the total number of meetings of the Board and committees for which they served, except for Mr. Lavin who resigned from the Board in November 2015.
The Board has a policy that members of the Board are encouraged to attend the annual meetings of stockholders. All of the directors who were then serving on the Board attended the 2015 Annual Meeting of Stockholders.
Audit Committee
Our Audit Committee is comprised of Messrs. Bevis, Bovee and Griffin (Chairman), all of whom are independent under the heightened independence standard required for audit committee members by the NASDAQ marketplace rules and Rule 10A-3 under the Exchange Act. Each of Messrs. Bevis, Bovee, and Griffin has been named as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for:

•	The appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report;

•	Reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence;

•	Approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm;

•	Overseeing our accounting and financial reporting processes and the audits of our financial statements;

•
Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	Engaging independent counsel and other advisors as the Audit Committee deems necessary;

•	Determining compensation of the independent registered public accounting firm, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

•	Reviewing and assessing the adequacy of its formal written charter on an annual basis; and

•	Such other matters that are designated by the Audit Committee charter or our Board.
Our Board adopted a written charter for our Audit Committee, which is posted on our web site at www.cvgrp.com. The Audit Committee met seven times during fiscal 2015.
KPMG LLP currently serves as our independent registered public accounting firm.
Compensation Committee
The Compensation Committee is comprised of Messrs. Arves (Chairman), Bevis, Fix, and Griffin, all of whom are independent as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. The Compensation Committee is responsible for:

•	Reviewing the performance of the President and CEO on an annual basis;

•	Reviewing and determining the compensation of the President and CEO and all other executive officers;

•	Reviewing our compensation policies and programs to ensure they are aligned with corporate objectives;

•
Overseeing the design and administration of our equity-based and incentive compensation plans, including the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) and the Fourth Amended and Restated Equity Incentive Plan (the “Prior Plan”);

•
Reviewing and discussing with management the Compensation Discussion and Analysis section of this Proxy Statement and recommending to the Board whether the Compensation Discussion and Analysis should be included in our annual proxy statement;

•	Reviewing and assessing risks associated with the Company’s compensation policies and practices;

•	Reviewing and considering the results of the most recent say-on-pay vote in evaluating and determining executive compensation; and

•	Such other matters that are designated by the Compensation Committee charter or our Board.
Our Board adopted a written charter for our Compensation Committee, which is posted on our web site at www.cvgrp.com. The Compensation Committee met four times during fiscal year 2015.
Compensation Committee Interaction with Compensation Consultants
During 2015, the Compensation Committee engaged Pearl Meyer (“Pearl Meyer”), an executive compensation firm, to assist with its review of the compensation programs for our executive officers and various aspects of this proxy statement. The Compensation Committee continues to retain Pearl Meyer in an advisory capacity relating to executive compensation, including the review of this proxy statement. Although the Compensation Committee retains Pearl Meyer, Pearl Meyer interacts directly with our executive officers when necessary and appropriate. Pearl Meyer’s advisory services included providing industry and Compensation Peer Group benchmark data and presenting compensation plan design alternatives to the Compensation Committee for consideration. The Compensation Committee considered and assessed all factors specified under Nasdaq Listing Rules with respect to advisor independence and determined that Pearl Meyer was an independent executive compensation firm whose scope of work is limited to research and advisory services related to executive compensation, including the review of this proxy statement. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer.
Compensation Committee Interaction With Management
Certain of our officers, including but not limited to, the President and CEO, Chief Financial Officer and Chief Human Resources Officer, may from time to time attend Compensation Committee meetings when executive compensation, company performance, team performance and individual performance are discussed and evaluated by Compensation Committee members. The executive officers are asked for their insights, ideas and recommendations on executive compensation matters during these meetings or at other times, and also provide updates on financial performance, mergers and acquisitions, industry status and other factors that the Compensation Committee may consider when making decisions regarding our executive compensation programs.
The Chairman of the Board and the Chairman of the Compensation Committee met with the President and CEO in the first quarter of 2016 to discuss his provisional performance but did not complete a formal performance appraisal given Mr. Miller’s limited time in the role.  A written performance appraisal will be completed by all of the non-management Board members for 2016.
Compensation Policies and Practices
The philosophy behind our compensation structure for incentive eligible employees does not create risks that are reasonably likely to have a material adverse effect on the Company. The performance goals and objectives on which incentive awards are tied may include product development, revenue growth, cash flow, operating and cost objectives and initiatives to encourage assertiveness and ingenuity, in each case without rewarding excessive or unnecessary risk taking. Incentive eligibility for the 2015 plan year was based solely on consolidated and business unit financial performance goals. Bonus eligibility for 2015 was based on the Company’s achievement of net sales, operating profit margin, and operating profit after capital charge (“OPACC”). Net sales, and operating profit margin are defined as used on our financial statements. OPACC equals operating profit less capital charge (total assets less total liabilities less long-term debt) times cost of capital. The Compensation Committee also sets an upper limit on the incentive award opportunities. The Company has adopted executive stock ownership guidelines, anti-hedging policies and a clawback policy to further mitigate the possibility of unnecessary risk taking.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Arves, Bovee (Chairman), and Fix, all of whom are independent, as independence is defined by Rule 5605(a)(2) of the NASDAQ marketplace rules. The Nominating and Corporate Governance Committee is responsible for:

•	Selecting, or recommending to our Board for selection, nominees for election to our Board;

•	Making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members;

•	Monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and

•	Such other matters that are designated by the Nominating and Corporate Governance Committee charter or our Board.
Our Board adopted a written charter for our Nominating and Corporate Governance Committee, which is posted on our web site at www.cvgrp.com. The Nominating and Corporate Governance Committee met two times during fiscal year 2015.
The Nominating and Corporate Governance Committee will consider as potential nominees individuals for board membership properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Nominating and Corporate Governance Committee, c/o Aneezal H. Mohamed, Vice President – Legal & Compliance and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws.
The Nominating and Corporate Governance Committee has used, to date, both an informal process and a formal process to identify potential candidates for nomination as directors. In the informal process, candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board. In the formal process, the Nominating and Corporate Governance Committee has retained an executive search firm to identify potential candidates for consideration by the Nominating and Corporate Governance Committee and the Board. Generally, candidates have significant business experience. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. The Nominating and Corporate Governance Committee has established criteria that identify desirable experience for prospective Board members, including experience as a senior officer in a public or substantial private company, breadth of knowledge about issues affecting CVG or our industry, expertise in finance, logistics, manufacturing, law, human resources or marketing. While the Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to nominees, the Nominating and Corporate Governance Committee shares our commitment to an inclusive culture and endorses equal opportunity principles and practices that support these values. Accordingly, the Nominating and Corporate Governance Committee may consider whether a potential nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of its directors, as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Corporate Governance Committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience. Personal attributes for prospective Board members include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of CVG or by an executive search firm or by a stockholder. The Nominating and Corporate Governance Committee considers a director’s past attendance record, participation and contribution to the Board in considering whether to recommend the reelection of such director.
Communication with the Board
Stockholders and other interested parties may communicate with the Board, including the independent directors, as a group or with individual directors, by sending written communications to the directors c/o Aneezal H. Mohamed, Vice President – Legal & Compliance and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. All such communications will be forwarded to the directors.

Company Code of Ethics
The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our web site at www.cvgrp.com. If we waive any provision of our Code of Ethics or change the Code of Ethics, we will disclose that fact on our website within four business days.
Insider Trading Policy
We adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us.
Clawback Policy on Incentive Compensation and Other Equity Grants Upon the Material Restatement of Financial Statements
The Board of Directors has adopted a clawback policy stating that, if any Section 16 officer of the Company engages in any fraud, misconduct or other bad-faith action that, directly or indirectly, causes or contributes to the need for a material accounting restatement of previously filed financial statements for any period as to which a performance based award or other equity grant was made based on the financial results that the Company subsequently restates, such award in excess of what would have been paid without the restatement, made to all Section 16 officers, shall be subject to reduction, cancellation or reimbursement to the Company at the Board’s discretion.
Board Policy on Stockholder Rights Plans
The Board has adopted a policy on stockholder rights plans. Pursuant to the policy, our Board will seek and obtain prior stockholder approval of any new stockholder rights plan, unless a majority of the independent directors, in the exercise of their fiduciary duties, deem it to be in our best interests and in the best interests of our stockholders to adopt a stockholder rights plan without the delay in adoption that would arise from obtaining stockholder approval. If the Board so adopts a stockholder rights plan without obtaining prior stockholder approval, the Board will submit the stockholder rights plan to the stockholders for ratification and approval within one year of the Board’s adoption of the plan, or else the stockholder rights plan will automatically expire, without being renewed or replaced, on the first anniversary of the adoption of the stockholder rights plan by the Board. If presented by the Board for stockholder approval at a meeting of the stockholders and not approved by the stockholders, the plan will expire upon the certification of the voting results of such stockholders meeting. A copy of the plan policy is posted on our web site at www.cvgrp.com.

Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
Vote Required
The six persons receiving the highest number of FOR votes of shares present in person or represented by proxy at the annual meeting will be elected. A vote to “WITHHOLD” on the election of directors and broker non-votes will have no effect on the vote for the election of directors.

PROPOSAL NO. 2 — NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
At the Annual Meeting, our stockholders will vote on a non-binding, advisory proposal regarding the fiscal 2016 compensation of our named executive officers.
We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay”, gives you as a stockholder the opportunity to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
The Compensation Committee remains committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
Stockholders are encouraged to carefully review the Compensation Discussion and Analysis section of this proxy statement for a detailed discussion of the Company’s executive compensation program.
Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
Vote Required
Approval of the advisory proposal on the compensation of our named executive officers as disclosed in the proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm and such firm reports directly to the Audit Committee. KPMG LLP has been retained as the Company’s independent registered public accounting firm continuously since 2012. The Audit Committee reviews the impact on the Company of changing the Company’s independent registered public accounting firm, qualifications, performance, fees and independence of KPMG LLP and considers whether KPMG LLP should be reappointed or whether a different independent registered public accounting firm should be appointed. SEC rules mandate that the independent auditor’s lead audit partner be rotated every five years. The process for the selection of the new lead audit partner will include a meeting between the Chairman of the Audit Committee and the candidate recommended by KPMG LLP for the role, as well as discussion by the full Audit Committee and management. The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements and the internal control over financial reporting for the fiscal year ending December 31, 2016. In making the decision to appoint the independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by KPMG LLP is incompatible with maintaining that firm’s independence. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of KPMG LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of CVG and our stockholders. It is expected that a representative of KPMG LLP will be present at the annual meeting, with the opportunity to make a statement if he so desires, and will be available to answer appropriate questions.

Principal Accountant Fees and Services
For fiscal years 2015 and 2014, the following fees were billed to us for the indicated services:

	2015	2014
Audit Fees	$1,451,586	$1,143,843
Audit-Related Fees	12,598	—
Tax Fees	241,146	390,975
All Other Fees	67,809	—
Total Independent Accountant’s Fees	$1,773,139	$1,534,818
Audit Fees.    Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees.    Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits.
Tax Fees.    Consist of fees billed for professional services for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties, mergers and acquisitions and international tax planning.
All Other Fees.    Consist of fees for services other than the services reported above.
Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
During fiscal year 2015, all services by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.
Vote Requirement
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2016 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Abstentions will have the same effect as votes “AGAINST” this proposal, whereas broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 28, 2016 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, or executive officer, and in the case of five percent beneficial owner, as disclosed in Schedule 13G or Form 4 (subsequent to the Schedule 13G) as filed with the Securities and Exchange Commission. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.
The following table lists the number of shares and percentage of shares beneficially owned based on 30,626,402 shares of common stock outstanding as of March 28, 2016. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. There were no shares of common stock subject to options outstanding within 60 days of March 28, 2016.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Arnold B. Siemer (1)	5,007,687	16.35%
Rutabaga Capital Management, LLC (2)	2,164,895	7.07%
Blackrock Inc. (3)	1,791,872	5.85%
Directors and Named Executive Officers:
Patrick E. Miller (4)	256,985	*
C. Timothy Trenary (5)	169,834	*
Joseph Saoud (6)	117,224	*
Scott C. Arves (7)	102,113	*
Harold C. Bevis (8)	34,234	*
David R. Bovee (9)	94,013	*
Roger L. Fix (10)	41,743	*
Robert C. Griffin (11)	90,611	*
Richard A. Snell (12)	103,613	*
All directors and executive officers as a group (10 persons)	1,010,370

* Denotes less than one percent.
(1)Information reported is based on a Form 4 as filed with the Securities and Exchange Commission on February 24, 2016, on which Arnold B. Siemer reported sole voting and dispositive power over 5,007,687 shares of our common stock. The address for Mr. Siemer is 7795 Walton Parkway, Suite 175, New Albany, OH 43054.
(2)Information reported is based on a Schedule 13G/A as filed with the Securities and Exchange Commission on February 9, 2016, on which Rutabaga Capital Management, LLC reported sole dispositive power over 2,164,895 shares of our common stock. The address for Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, MA 02109.
(3)Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 28, 2016, on which Blackrock Inc. reported sole voting and dispositive power over 1,791,872 shares of our common stock. The address for Blackrock Inc. is 55 East 52nd Street, New York, NY 10055.
(4)Includes 9,286 shares of restricted stock that vest on October 20, 2016; 26,131 shares of restricted stock that vest in two equal annual installments on October 20, 2016 and 2017; and 108,025 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2016.
(5)Includes 13,826 shares of restricted stock that vest on October 20, 2016; 28,720 shares of restricted stock that vest in two equal annual installments on October 20, 2016 and 2017; and 75,275 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2016.
(6)Includes 38,772 shares of restricted stock that vest on October 20, 2018; and 78,452 shares of restricted stock that vest annually in three equal installments commencing on October 20, 2016.
(7)Includes 3,122 shares of restricted stock that vest on October 20, 2016; 7,396 shares of restricted stock that vest in two equal annual installments on October 20, 2016 and 2017; and 23,148 shares of restricted stock that cliff vest on October 20, 2016.
(8)Includes 7,396 shares of restricted stock that vest in two equal annual installments on October 20, 2016 and 2017; and 23,148 shares of restricted stock that cliff vest on October 20, 2016.
(9)Includes 3,122 shares of restricted stock that vest on October 20, 2016; 7,396 shares of restricted stock that vest in two equal annual installments on October 20, 2016 and 2017; and 23,148 shares of restricted stock that cliff vest on October 20, 2016.

(10)Includes 7,396 shares of restricted stock that vest in two equal annual installments on October 20, 2016 and 2017; and 23,148 shares of restricted stock that cliff vest on October 20, 2016. Also includes 7,500 shares held by the Roger L. Fix Revocable Trust.
(11)Includes 3,122 shares of restricted stock that vest on October 20, 2016; 7,396 shares of restricted stock that vest in two equal annual installments on October 20, 2016 and 2017; and 23,148 shares of restricted stock that cliff vest on October 20, 2016.
(12)Includes 3,122 shares of restricted stock that vest on October 20, 2016; 7,396 shares of restricted stock that vest in two equal annual installments on October 20, 2016 and 2017; and 23,148 shares of restricted stock that cliff vest on October 20, 2016. Of these shares, 98,613 shares are held by the Snell Family Limited Partnership, of which Mr. Snell is a general partner, and 5,000 shares are held in a trust for the benefit of Mr. Snell’s children.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Executive Summary
This Executive Summary provides an overview of the 2015 compensation program for our named executive officers (the “NEOs”) and should be read in conjunction with the complete Compensation Discussion and Analysis (“CD&A”). For 2015, our NEOs included Messrs.:

•	Patrick E. Miller, President and Chief Executive Officer (“President and CEO”)

•	C. Timothy Trenary, Executive Vice President and Chief Financial Officer

•	Joseph H. Saoud, President Global Construction, Agriculture & Military Markets

•	Richard P. Lavin, former President and Chief Executive Officer

•	Brent A. Walters, former Senior Vice President and General Counsel

•	Ulf Lindqwister, former Senior Vice President and Chief Administrative Officer

In addition to the President and CEO, and the Chief Financial Officer, we have one other current executive who is an NEO.
Our compensation programs are designed to balance annual and long-term organizational goals with the individual performance and contributions of the NEOs to ensure our NEOs compensation programs are closely aligned with the interest of our stockholders. Each NEO has a significant portion of total compensation which is at-risk in any given year, and each NEO receives long-term cash and equity awards to encourage retention and further align their interests with those of our stockholders.
Throughout 2015, the Compensation Committee continued to place primary emphasis on long-term and at-risk incentive compensation as follows:

•
The Compensation Committee did not increase the base salaries of our NEOs for 2015, except for Mr. Miller, who received an annualized merit adjustment of $10,000 in April 2015 based on the relative position of his salary to the market median for his position as President of Global Truck and Bus, and a subsequent promotional increase of $270,000 in December 2015 in connection with his promotion to President and CEO of the Company; and Mr. Lindqwister, who received an annualized base salary adjustment in April of $9,000 based on his relative position to market median for his position as Chief Administrative Officer.

•
On March 11, 2015, the Compensation Committee adopted the Commercial Vehicle Group 2015 Bonus Plan (the “2015 Bonus Plan”) with the same incentive target award opportunities, expressed as a percent of salary, for the NEOs as the prior year plan.

•
The Compensation Committee adopted challenging performance goals for the 2015 Bonus Plan that were purely financial in nature, with a minimum threshold of performance required for the payment of incentive awards. The key measures we used to determine our executives’ annual cash compensation were exclusively financial in nature and consisted of revenues, operating profit margin, and OPACC, with the Compensation Committee having sole discretion to make adjustments for certain changes or benefits.

•
The Compensation Committee approved time-vested restricted stock awards for the active NEOs comparable in value to the 2014 awards, except that Messrs. Miller and Trenary each received a discretionary, off-cycle award of 15,528 and 11,646 restricted shares, respectively, in April 2015 to incentivize continued future performance and encourage retention of their valued service. Additionally, the shares awarded to Mr. Saoud in 2015 also included an inducement grant of 38,772 shares negotiated at time of hire.

•
The Compensation Committee approved long-term cash incentive opportunities for the active NEOs with targets comparable to the 2014 awards. Such awards are cliff vested and are tied to our total shareholder return (“Total Shareholder Return”) over a three-year performance period that runs from October 1, 2015 through September 30, 2018. The Compensation Committee tied the long-term cash incentive opportunities to our Total Shareholder Return relative to the same peer group of eleven companies (the “Total Shareholder Return Peer Group”) that served as the comparator group for the 2014 grant.

•	The Compensation Committee continued its practice of enforcing stock ownership requirements for each of the NEOs to encourage a long-term personal stake in the Company’s success.
2015 was a year of significant transition in terms of organizational structure and executive leadership, with Mr. Miller appointed as President and CEO in November 2015. Despite a challenging business environment in which revenues were essentially flat on a constant currency basis, we introduced a number of operational excellence and cost management initiatives that allowed us to improve operating margins and strengthen our balance sheet. Compared with fiscal 2014 results, total revenues declined by 1.7% to $825 million, primarily due to lower sales in the global construction and agriculture markets and an unfavorable impact from foreign currency translation (sales increased by 0.5% on a constant currency basis), our gross profit margin improved by 60 basis points, to 13.4%, and operating income increased by 12.9%, to $38 million. For annual incentives tied to company-wide performance, awards were earned at 97.8% of target levels, down slightly from fiscal 2014, when awards were earned at 100.3% of target. Annual incentives tied to business unit results varied, with maximum awards earned for the Global Truck & Bus segment and limited awards earned for the Global Construction & Agriculture segment. For the three-year performance period ending September 30, 2015, long-term incentive cash awards were earned at 50%

of target levels based on our Total Shareholder Return positioning relative to the Total Shareholder Return Peer Group, which was between 25th and 50th percentile results. We expect strategic initiatives introduced in 2015 to help position the Company for future growth and long-term value creation.
At our 2015 Annual Meeting of Stockholders held on May 15, 2015 the compensation of our NEOs was approved, on an advisory basis, by approximately 85% of our stockholders voting on the matter. The Compensation Committee considered the results of this vote, which it viewed as an endorsement of our executive compensation programs, but did not take any specific compensation actions in fiscal year 2015 specifically in response to the executive compensation advisory vote. At the Annual Meeting, we will again hold an advisory vote to approve executive compensation.  The Compensation Committee values the opinion of our stockholders and will continue to consider the results of this vote, and future advisory votes when contemplating executive compensation decisions.
Compensation Philosophy, Objectives and Process
Compensation Philosophy and Objectives
Our executive compensation program is designed to align total compensation with the Company’s financial performance and each NEO’s individual contributions to the business, while also supporting our ability to attract and retain NEOs capable of having a significant impact on our success. Each NEO has a significant portion of total compensation at-risk in any given year, and each NEO receives long-term cash and equity awards. This multi-year framework of cash and equity awards encourages executive retention and aligns the interests of our executives with those of our stockholders.

The specific objectives of our executive compensation program include:

•	Attracting and retaining highly-qualified executives who will contribute to our long-term success;

•	Linking executive compensation to the achievement of our short and long-term operational, financial and strategic objectives; and

•	Aligning executive compensation with each executive’s individual contributions, performance, and level of responsibility.
The Compensation Committee has structured our executive compensation programs based on these objectives, while also considering current economic and industry conditions. Our executive compensation program generally includes annual and long-term incentive programs and provides for cash and equity-based awards, as well as salary and benefit programs that are competitive within our industry and geographic footprint. Consistency in how we establish and manage our compensation programs from year to year is important. In 2015, the Compensation Committee continued to employ a long-term executive compensation strategy that places primary emphasis on at-risk variable incentives and equity grants, including a long-term performance cash award tied to our Total Shareholder Return relative to an established peer group over a three year award period. The Compensation Committee is committed to paying executives for performance and rewarding an increase in long-term shareholder value, while discouraging excessive risk taking. The Compensation Committee considers a number of factors when setting total compensation including market conditions, current business challenges, and long-term strategic objectives. The Compensation Committee intends to continue to implement a compensation philosophy that places the greatest emphasis on at-risk compensation tied to performance.
We typically set performance targets under our annual cash incentive compensation program such that NEOs receive their targeted annual compensation if our pre-determined performance targets are achieved. When performance exceeds the pre-determined targets, total compensation will generally be above targeted levels; and when performance is below the pre-determined targets, total compensation will generally be below targeted levels. Historically, payments to our NEOs have demonstrated these outcomes, as overall performance and the corresponding compensation provided to our NEOs in 2011 was above target levels, while overall performance and the compensation paid to our NEOs in 2012, 2013 were below target levels. For 2014 and 2015, overall performance and compensation paid to our NEOs was generally at target.
Compensation Process
The Compensation Committee considered the following factors, listed in order of importance, as part of the process by which it makes executive compensation determinations:

•
Achievement of certain financial metrics and operational outcomes which, in the judgment of the Compensation Committee, contributed to our overall success for the particular year in question; our actual versus targeted performance against Operating Profit Margin, Corporate Net Sales and OPACC;

•	Evaluations of each individual NEO’s performance and contributions; and

•
The competitiveness of executive compensation as compared to compensation surveys compiled by a third party executive compensation advisor, Pearl Meyer. This analysis is performed on a periodic basis, most recently by Pearl Meyer, with the last analysis completed in August 2014, based on general manufacturing companies of comparable size. Pearl Meyer provides only executive and non-employee director compensation consulting services to the Company, as directed by the Compensation Committee, and reports directly to the Compensation Committee Chairman. The scope of Pearl Meyer’s work is limited to consulting services related to executive and non-employee director compensation and the review of this proxy statement.

Leadership Transitions
Mr. Lavin resigned his position with the Company, effective November 20, 2015. In connection with his separation, the Company entered into a separation agreement that provided for the continuation of Mr. Lavin’s base salary for six months in exchange for serving in an advisory capacity to the Company during the leadership transition.
Coincident with Mr. Lavin’s separation, the Board of Directors promoted Mr. Miller to President and Chief Executive Officer of the Company on November 20, 2015. In connection with his promotion, Mr. Miller’s base salary and short and long-term incentive targets were increased commensurate with his new role, with the new short-term incentive award opportunity becoming effective in fiscal 2016. The Company entered into a formal employment agreement with Mr. Miller on March 22, 2016.
Mr. Walters and Mr. Lindqwister also left the Company, effective November 20, 2015, in connection with a broader restructuring and cost reduction plan announced by the Company in November 2015. The Company entered into a separation agreement with Mr. Walters and Mr. Lindqwister that provided for twelve months of severance and the payment of a pro-rated, earned 2015 bonus.
On March 22, 2016, the Compensation Committee approved retention bonus awards to Messrs. Trenary and Saoud recognizing that it would be in the best interest of the Company and its stockholders to ensure continuity of leadership following the 2015 executive organization. Such retention bonus awards to Mr. Trenary included a cash component of $75,000 to be paid in two years as a lump sum and a grant of 9,689 shares that vest ratably over a three year period, and to Mr. Saoud included a cash component of $75,000 to be paid in two years as a lump sum and a grant of 29,069 shares that vest ratably over a three year period.
Compensation Structure
Compensation Levels and Benchmarking
The Compensation Committee engaged Pearl Meyer to assist with a periodic review and analysis of compensation data for comparable positions in similarly sized general manufacturing companies, as published in executive compensation surveys. The most recent analysis, prepared by Pearl Meyer in August 2014, incorporated data from various executive compensation surveys, which included the 2013 Mercer U.S. Executive Benchmark Database and the 2013 Towers Watson Top Management Compensation Survey. The examination and comparison of this data is an important component of the Compensation Committee’s review but does not serve as the sole basis for compensation decisions. The Company expects to complete a similar third party analysis during 2016 to support future compensation discussions and actions related to executive compensation.
In addition, Pearl Meyer provided, and the Compensation Committee examined, executive compensation data for a group of fifteen manufacturing companies considered to be competitors for business and/or executive talent (the “Compensation Peer Group”), including the eleven companies included in the Total Shareholder Return Peer Group and four other comparably sized companies in related sectors. The Compensation Peer Group had median net revenues of $949 million, which was slightly above the Company’s twelve-month trailing net sales. The Compensation Peer Group consisted of the following 15 companies:

Accuride Corp.	Meritor, Inc.
Altra Industrial Motion Corp.	Modine Manufacturing Company
Core Molding Technologies Inc.	Shiloh Industries, Inc.
Drew Industries Incorporated	Standard Motor Products, Inc.
EnPro Industries, Inc.	Stoneridge, Inc.
Fuel Systems Solutions, Inc.	Titan International, Inc.
Gentherm Incorporated	WABCO Holdings, Inc.
LB Foster Co.

For 2015, the Compensation Committee generally targeted base salaries for our NEOs at or near the market 50th percentile (or median), and performance-based target annual incentives above the market median as compared to similarly situated executive officers in the Compensation Peer Group and as reported within published executive compensation surveys for comparable organizations, to increase the emphasis on variable pay and to encourage the achievement of challenging performance goals. In 2015, the base salaries paid to Mr. Lavin and Mr. Trenary were above the market median as a result of the competition for top talent when we originally recruited for these positions, while salaries for other NEOs were generally at or below the market median. Target total cash compensation (salary and target annual cash incentives) is at or above the market median for all of our NEOs, consistent with our philosophy to pay above market incentive compensation if aggressive annual performance goals are met.

The Compensation Committee believes this pay philosophy, with an emphasis on at-risk compensation, supports the attraction and retention of high caliber executives in a very competitive industry.
Compensation Elements – Overview
The three principal compensation components for our NEOs are:

•	Base Salary

•	Annual Incentive Compensation

•	Long-term Incentive Compensation
In addition, Mr. Miller is party to an employment agreement, and our other current NEOs are party to Change-in-Control & Non-Competition Agreements that provide for payments upon certain termination of employment events. We have provided these agreements to encourage retention and continuity in the event of a Change-in-Control, as hereinafter defined. We also provide a limited number of executive perquisites, as described below and in the accompanying tables and narrative disclosures, and retirement benefits as discussed below. The Compensation Committee believes the limited use of targeted perquisites provides important attraction and retention elements in a competitive market for executive officers. However, no tax gross-ups are provided for any executive perquisites.
Additionally, we paid or reimbursed relocation expenses totaling $124,459 in 2015 for Mr. Saoud when he accepted the employment offer, in support of his relocation from Nashville, Tennessee to New Albany, Ohio.
Compensation Mix
We use the principal components of compensation described above to provide at-risk compensation, retention value, and an equity stake, designed to align NEO and stockholder interests. Our policy for allocating between fixed and incentive compensation and between cash and equity-based awards is based on the following general principles:

•
We embrace a pay for performance philosophy that ties a substantial portion of executive pay to performance, requires performance at the threshold level in order to qualify for incentive awards, and puts a significant portion of individual compensation at risk each year;

•	Each NEO has a significant proportion of total compensation in the form of long-term incentives (“LTI”), with multi-year vesting of both equity-based awards and long-term cash performance awards; and

•	We seek an appropriate mix of annual and long-term incentive opportunities.
Our NEOs’ compensation is weighted towards variable incentives that provide award opportunities based on our annual and long-term performance. The Compensation Committee believes this pay mix motivates NEOs to undertake tasks and achieve results that support the creation of long-term stockholder value without encouraging excessive risk taking.

Pay for Performance

Pay for performance is one of the principal objectives of our compensation philosophy. On average, over 60% of the total compensation opportunity for our NEOs is variable or at risk. In 2015, of the total value of LTI awards, 50% was in the form of time-based restricted stock awards and 50% was in the form of a cliff vested cash performance award.

The chart below shows base salaries, target annual incentive (“AIP”) opportunities under the 2015 Bonus Plan and target LTI opportunities (including target long-term time-based restricted stock awards and cash performance awards) as a percentage of 2015 target total compensation opportunities for our current NEOs.

Note: Mr. Miller’s target mix reflects compensation opportunities following his promotion to the role of President and CEO. Mr. Saoud’s target pay mix reflects his current annualized base salary and excludes a one-time signing bonus of $100,000, and a new hire inducement grant of 38,772 shares, negotiated at time of hire to offset unvested equity opportunities with his prior employer. AIP reflects target award opportunities equal to 91.6% of salary for Mr. Miller and 75% of salary for Messrs. Trenary and Saoud. LTI reflects the sum of target cash performance awards, as reported in the 2015 Grants of Plan-Based Awards Table, in addition to the grant date value of restricted stock grants made based on the closing price of $3.24 on December 4, 2015. Pay mix comparisons exclude one-time, off-cycle grants. Restricted stock values are shown in the Stock Awards column in the 2015 Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table for each NEO. Mr. Miller received LTI awards with a target grant date value equal to $700,000 or 116.7% of base salary split equally between a restricted stock award and long-term performance cash award. Mr. Trenary and Mr. Saoud received LTI awards with a target grant date value equal to 100% of their base salary, split equally between a restricted stock award and long-term performance cash award.
Excluding Mr. Saoud’s new hire inducement grant, the grant date value of equity-based awards to each NEO in 2015 was comparable to the value of restricted stock awards issued for similarly situated positions in 2014. The Compensation Committee continued the use of long-term performance cash awards linked to our three-year Total Shareholder Return ranking compared to a group of peer companies. Generally, these awards represent half of the target LTI value. The long-term performance cash awards granted in 2015 will not be payable until 2018 and may range anywhere from 0% to 150% of target based on our performance relative to the Total Shareholder Return Peer Group.
The specific relationship of base salary to incentive compensation varies depending upon each NEO’s position, prior experience and time in the industry, but consistently reflects the Compensation Committee’s philosophy of weighting target AIP and LTI opportunities more heavily than base salary.
Employment Agreements
Mr. Miller

Mr. Miller entered into an employment agreement on March 22, 2016 in connection with his promotion to President and CEO. Under the terms of the agreement, Mr. Miller receives a base salary of $600,000, subject to annual review and periodic upward adjustment as determined by the Compensation Committee, and an annual incentive opportunity under the Company’s annual incentive plan as may be in effect from time to time based on a target award opportunity of at least 91.6% of Mr. Miller’s base salary as of the 2016 plan year. Pursuant to the employment agreement, Mr. Miller will be eligible to receive equity and other LTI awards under any applicable plan adopted by the Company for which employees are generally eligible. Pursuant to the terms of the employment agreement, Mr. Miller’s current target LTI award opportunity is equal to $700,000, with 50% of the award being provided in time-based, restricted stock which vest ratably over a period of three years and 50% in the form of a cash-based, performance driven award, which cliff vests in three years, based on relative total shareholder return versus a defined peer group.

During the term of his employment, Mr. Miller is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Company's Deferred Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Miller’s Employment Agreement provides for certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section in this proxy statement on page 40.

Mr. Trenary

In connection with his employment as Executive Vice President and Chief Financial Officer, Mr. Trenary receives a base salary of $425,000, subject to annual review and periodic upward adjustment as determined by the Compensation Committee, and an annual incentive opportunity under the Company’s annual incentive plan, as may be in effect from time to time based on a target award opportunity of at least 75% of Mr. Trenary’s base salary. Additionally, Mr. Trenary is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible.
Mr. Trenary is entitled to participate in any employee benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Company's Deferred Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Trenary may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section in this proxy statement on page 40.
Mr. Saoud
In connection with his employment as President – Global Construction, Agriculture & Military Markets, Mr. Saoud receives a base salary of $320,000, subject to annual review and periodic upward adjustment as determined by the Compensation Committee, and an annual incentive opportunity under the Company’s annual incentive plan as may be in effect from time to time based on a target award opportunity of at least 75% of Mr. Saoud’s base salary. Additionally, Mr. Saoud is eligible for equity and other LTI awards under any applicable plan adopted by the Company for which similarly situated employees are generally eligible.
Mr. Saoud is entitled to participate in any benefit plan the Company has adopted or may adopt for the benefit of its employees generally, including the Company's Deferred Plan, subject to satisfying applicable eligibility requirements. Additionally, Mr. Saoud may receive certain payments and benefits upon termination, which are detailed in the Payments Upon Termination or Change in Control section in this proxy statement on page 40.
Compensation Elements
Salary
We provide a salary to our NEOs to compensate them for their services during the year. Salaries are designed to be competitive with other comparable executive officer salaries in the published compensation survey data described above, and in the case of a new hire, to attract high quality executive talent using the Compensation Committee’s discretion and judgment. The Compensation Committee sets salaries based on market competitiveness, the NEOs’ roles and responsibilities, experience, expertise and individual performance during their tenure. Salaries are reviewed annually by the Compensation Committee and periodic adjustments are made based on the factors noted above, as well as input from the President and CEO with respect to his direct reports, and comparator data from the compensation surveys discussed in detail above. However, there is no specific formula applied to the factors noted above.
The NEOs did not receive any base salary increases in 2015, except for Mr. Miller who received an annualized market adjustment of $10,000 effective April 1, 2015; and Mr. Lindqwister, who received a market salary adjustment of $9,000, effective April 1, 2015. These increases were intended to bring the salaries of Mr. Miller and Mr. Lindqwister in line with industry benchmarks and competitive practice.
Mr. Miller received a subsequent promotional increase in connection with his appointment as President and CEO of the Company, which increased his base salary to $600,000, effective November 20, 2015.
At its meeting on March 9, 2016, the Compensation Committee elected not to consider adjustments to base salary or target bonus award opportunities for the NEOs for 2016 until the August meeting, following the completion and review of a bi-annual third party analysis of industry compensation benchmarks. The Compensation Committee believes the current NEO salaries are consistent with the salaries paid to similarly situated executive officers of companies in the Compensation Peer Group and published survey data, except that the initial base salary positioning was aggressive for the Chief Financial Officer position to support the attraction and retention of top talent for this critical assignment.
Annual Incentive Compensation
Annual incentive compensation is designed to reward NEOs for the achievement of financial targets tied to our annual business plan. Target annual incentive award opportunities are determined initially as a percentage of each NEO’s salary for the fiscal year and are tied to the achievement of pre-determined financial performance targets, with the Compensation Committee having the discretion to increase or decrease individual awards based on the performance and contributions of each NEO.
In March 2015, the Compensation Committee adopted the 2015 Bonus Plan and approved financial performance goals for 2015 based on our business plan and strategic objectives. The target award opportunity for Mr. Lavin, our former President and CEO, was set at 100% of base salary. The target award opportunity for Messrs. Trenary, Miller, and Walters was set at 75% of their base salary. The target award opportunity for Mr. Saoud was set at 75% of base salary, pro-rated based on his date of hire; and guaranteed at target for the 2015 Plan Year only. The target award opportunity for Mr. Lindqwister was set at 50% of base salary. Expressed as a percentage of salary, these were the same NEO target award opportunities established for similarly situated positions in 2014.

The Compensation Committee adopted objective, financial performance metrics for the 2015 Bonus Plan, including Net Sales, Operating Profit Margin, and OPACC. Operating Profit Margin was selected by the Compensation Committee as a plan metric based on the high correlation to Total Shareholder Return. Net Sales was selected based on the emphasis the Company’s business plan places on top-line growth. OPACC was selected to encourage the efficient and profitable use of capital in business operations. For NEOs with enterprise-wide responsibilities, including Messrs. Lavin, Trenary, Walters and Lindqwister, performance was established on a consolidated basis. Participants assigned to a specific business unit, including Mr. Miller and Mr. Saoud, had a mix of consolidated and line of business metrics to promote both high level collaboration and business unit line of sight performance. As shown below, 60% of the total award opportunity for all NEOs was tied to consolidated profitability, as measured by corporate Operating Profit Margin.

2015 Bonus Plan Metrics and Weighting
	Net Sales		Operating Profit Margin		OPACC	TOTAL
	Corporate	Business Unit	Corporate	Business Unit	All
Corporate Executives	20%		60%		20%	100%
Business Unit Executives		15%	60%	10%	15%	100%

The Compensation Committee also approved Threshold, Target, and Superior performance targets, and corresponding award opportunities for the 2015 Bonus Plan. The following table summarizes consolidated performance goals for Fiscal Year 2015. Specific financial goals at the business unit level are not disclosed due to concerns of competitive harm.

2015 Bonus Plan Performance Goals
Consolidated Metric	Threshold	Target	Superior
Operating Profit Margin	4.0%	5.0%	6.0%
Net Sales ($ Millions)	$775.0	$841.2	$907.4
OPACC	0.0%	1.1%	2.6%

Award funding for each component is independent of the other components. For each component, achievement of Threshold performance funds 25% of the applicable portion of the award opportunity, Target performance funds 100%, and Superior performance funds 200%. Straight line interpolation is used to determine award funding for results in between designated performance levels. For each component, achievement of a minimum threshold performance is required in order to receive an award.
    The 2015 Bonus Plan included the following baseline formula for Mr. Lavin, Mr. Trenary, Mr. Walters and Mr. Lindqwister:
BONUS = (2015 Base Salary x BF1x 60% x BF2) + (2015 Base Salary x BF1x 20% x BF3) + (2015 Base Salary X BF1 x 20% x BF4)
Where:

•	“2015 Base Salary” is each NEO’s salary at fiscal year-end 2015.

•
BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2015 base salary. Of the NEOs eligible for a 2015 incentive payment, Messrs. Trenary and Walters’ Target Factor was 75%, and Mr. Lindqwister’s Target Factor was 50%. Mr. Lavin did not receive an incentive payment as an outcome of his resignation in November 2015. Mr. Walters and Mr. Lindqwister were eligible for a pro-rated payout of any earned awards in accordance with the terms of the Not-For-Cause separation provisions in their Change in Control Agreements.

•
BF2 (“Bonus Factor 2”) is scored independently as a fraction with a numerator equal to the actual consolidated Operating Profit Margin performance for the plan year, divided by the target set for the year. The payment for performance at the threshold level was set at 25% of target while payment for performance at or above the maximum level was set at 200% of target.

•
BF3 (“Bonus Factor 3”) is scored independently as a fraction with a numerator equal to the actual Net Sales performance for the year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum was set at 200% of target.

•
BF4 (“Bonus Factor 4”) is scored independently as a fraction with a numerator equal to the actual consolidated OPACC performance for the year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum level was set at 200% of target.

The 2015 Bonus Plan included the following baseline formula for Mr. Miller and Mr. Saoud:
BONUS = (2015 Base Salary x BF1 x 60% x BF2) + (2015 Base Salary x BF1 x 15% x BF3) + (2015 Base Salary x BF1 x 10% x BF4) + (2015 Base Salary x BF1 x 15% x BF5)
Where:

•	“2015 Base Salary” is each NEO’s salary at fiscal year-end 2015 (and prior to his promotion to President and CEO in the case of Mr. Miller).

•
BF1 (“Bonus Factor 1” or “Target Factor”) is a percent of each executive’s 2015 base salary. Messrs. Miller and Saoud’s Target Factor was 75%. Mr. Miller’s target award opportunity was equal to 75% of his annualized salary of $330,000 prior to his promotion to President and CEO. Mr. Saoud’s offer letter provided for a guaranteed 2015 payout, at target, pro-rated based on his hire date.

•
BF2 (“Bonus Factor 2”) is scored independently as a fraction with a numerator equal to the actual Operating Profit Margin performance for the plan year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target while payment for performance at or above the maximum level was set at 200% of target.

•
BF3 (“Bonus Factor 3”) is scored independently as a fraction with a numerator equal to the actual Net Sales performance for the specific business unit the NEO is responsible for, divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum was set at 200% of target.

•
BF4 (“Bonus Factor 4”) is scored independently as a fraction with a numerator equal to the actual Operating Profit Margin performance for the specific business unit the NEO is responsible for, divided by the target set for the year. The payment for performance at threshold level was set at 25% while payment for performance at or above the maximum level was set at 200% of target.

•
BF5 (“Bonus Factor 5”) is scored independently as a fraction with a numerator equal to the actual OPACC performance for the year divided by the target set for the year. The payment for performance at threshold level was set at 25% of target, while payment for performance at or above the maximum level was set at 200% of target.

The Compensation Committee reserves the right to review, modify and approve, at its sole discretion, any awards issued under any bonus plan based on its assessment of the competitive environment and/or individual participant performance and contributions during the plan year. With respect to 2015 plan year payouts, the Compensation Committee did not exercise any discretion in the scoring of individual payments, other than the pro-rated guaranteed payout for Mr. Saoud as negotiated at time of hire.
For 2015, we achieved 4.8% in Operating Profit Margin as adjusted for restructuring charges, above the threshold level of 4.0% but below the target of 5.0% as adjusted for restructuring charges. We achieved $846.2 million in corporate Net Sales, as adjusted for foreign currency translation, above the target level of $841.2 million but less than the Maximum level of $907.4 million. OPACC achievement as adjusted for restructuring charges and foreign currency translation was 1.2%, above the target of 1.1%, but below the maximum of 2.6%. Taken together, the annual incentive outcomes for our corporate executives totaled 97.8% of target.
For 2015, in addition to the corporate outcomes noted in the paragraph above, the Global Truck & Bus segment achieved 10.4% in Operating Profit Margin as adjusted for restructuring charges, which exceeded the Target performance hurdle and achieved $567.9 million in Net Sales, as adjusted for foreign currency translation, which was also above the Target performance hurdle. As a result, the calculated annual incentive payout for Mr. Miller was 121% of target. The Global Construction & Agriculture segment achieved 2.7% in Operating Profit Margin as adjusted for restructuring charges, which was below the threshold for payout; and achieved $289.8 million in Net Sales, as adjusted for foreign currency translation, which was also below the minimum performance threshold. As a result, the calculated annual incentive payout for the Global Construction & Agriculture segment President was 71% of target. However, Mr. Saoud received an incentive award of $120,000, in accordance with his original offer letter which provided for a guaranteed payout in 2015 at target, pro-rated based on his hire date for the calendar year 2015.
Mr. Lavin did not receive a bonus payout for 2015 as an outcome of his November 2015 resignation. The bonus calculations for Messrs. Walters and Lindqwister were pro-rated based on their November 20, 2015 separation.
On March 10, 2016, the Compensation Committee also approved the Commercial Vehicle Group 2016 Bonus Plan (the “2016 Bonus Plan”) with the same performance measures as 2015, except that OPACC was replaced with Return on Average Invested Capital (“ROAIC”) as an efficient use of capital metric.

Rather than establish separate performance targets for Corporate and each business unit, the Compensation Committee approved a common set of enterprise wide metrics and weighting to promote cross functional collaboration.

2016 Bonus Plan Metrics and Weighting
Plan Participants	Net Sales	Operating Profit Margin	ROAIC	Total
	20%	60%	20%	100%

The 2016 target award opportunity established for Mr. Miller was $550,000, or 91.6% of base salary. The target incentive opportunity for Messrs. Trenary and Saoud was set at 75% of base salary. Expressed as a percentage of salary, fiscal 2016 target incentive award opportunities are the same as those in effect for 2015 for each NEO position, except that Mr. Miller’s bonus target is lower than that of his predecessor, but consistent with competitive executive compensation benchmarks.

Long-Term Incentives
The Company’s 2014 Equity Incentive Plan is designed to focus and reward executive officers for efforts related to the long-term growth and success of the Company. The 2014 Equity Incentive Plan permits grants of various types of equity-based awards, including stock options, stock-settled stock appreciation rights, restricted stock, restricted stock units, performance shares and units, and other equity-based and cash awards, at the discretion of the Compensation Committee. This range of available awards provides the Compensation Committee the flexibility to grant appropriate types of awards under different circumstances, depending on our needs and the relative importance of compensation objectives as they may change over time.
Since 2005, we have granted equity-based awards in the form of time-based restricted stock, which vests ratably over three years. The use of restricted stock minimizes the level of dilution from the use of equity incentives. Compared with other types of award vehicles, such as stock options, restricted stock is less dilutive in terms of potential equity plan dilution. The Compensation Committee continues to believe restricted stock is an appropriate form of equity compensation because it serves as a retention incentive for the current management team whose skills and experience are desirable and sought after within the industry. The Compensation Committee also believes granting restricted stock aligns the executive officers’ interests directly with those of stockholders, as the executive officers will realize greater or lesser value based on stock price changes during the vesting period which will parallel those of stockholders over the same time period. On December 4, 2015, the Compensation Committee awarded restricted stock to the NEOs with a grant date value comparable to 50% of each NEOs base salary, or in the case of Mr. Miller, at 58% of base salary, at the time of the grant.
Beginning in 2012, we added a cash component to the LTI award under the Prior Plan and now under the 2014 Equity Incentive Plan, to help manage equity plan dilution and share reserves. Of those NEOs eligible for an award in the period commencing in October 2012 and ending September 30, 2015, only Mr. Miller was actively employed and eligible for a payout. The Company’s Total Shareholder Return relative to the peer group for that award period was in the third quartile, resulting in a payout under the program at 50% of target. Mr. Miller’s original LTIP performance cash target in 2012 was established at $129,262. His 2015 payout under the program was $64,631, which was paid as a taxable bonus on October 23, 2015. This amount is reflected in the Summary Compensation Table as Incentive Plan Compensation.
For 2015, the total target LTI award value established for Mr. Miller, including restricted stock and cash, was $700,000 or approximately 117% of base salary. The total target LTI cash award value for Messrs. Trenary and Saoud, including stock and long-term performance cash, was equal to 100% of base salary. All LTI awards were equally weighted between time-based restricted stock, and long-term performance cash awards, as described above.
On December 4, 2015, the Compensation Committee approved long-term performance cash awards tied to our Total Shareholder Return over the three-year performance period from October 1, 2015 through September 30, 2018 relative to the Total Shareholder Return of the following comparator group of the Total Shareholder Return Peer Group:

Accuride Corp.	Meritor, Inc.
Altra Holdings, Inc.	Modine Manufacturing Co.
Core Molding Technologies, Inc.	Stoneridge, Inc.
EnPro Industries, Inc.	Titan International, Inc.
Fuel Systems Solutions, Inc.	WABCO Holdings, Inc.
L.B. Foster Company

This is the same comparator group used for long-term performance cash awards granted in 2014. All of the companies in the Total Shareholder Return Peer Group are also included in the Compensation Peer Group, as they are viewed as competitors for business, executive talent, and/or investor dollars. Total Shareholder Return is defined as the change in stock price in addition to any dividends paid, over the three-year performance cycle. Total Shareholder Return calculations are based on average closing stock prices, both for us and for our peers, for the twenty trading days leading up to the beginning and end of the performance cycle.
Potential payouts for long-term performance cash award can range from 0% to 150% of target, based on our relative Total Shareholder Return performance over the three-year performance period relative to the Total Shareholder Return Peer Group, as follows:

Commercial Vehicle Group 3-Year Total Shareholder Return Rank (out of 12 companies)	Percent of Target Award Earned
Top Quartile (rank of 1, 2, or 3)	150%
Second Quartile (rank of 4 through 6)	100%
Third Quartile (rank of 7 through 9)	50%
Bottom Quartile (rank of 10 through 12)	0% (No Payout)

The Compensation Committee believes the 2015 long-term performance cash awards are consistent with our philosophy of placing greater emphasis on long-term and at-risk incentive compensation to encourage a long-term view that supports the creation of stockholder value. The Company accrues expense associated with cash-settled awards tied to market-based performance conditions so that final expense recognized matches the actual performance outcome.
Conclusion
Fiscal 2015 was a positive year for the Company, as we delivered our business plan even as we invested in longer term product development and growth initiatives. Our fiscal 2015 overall financial performance results under the 2015 Bonus Plan were just below target levels, with particularly strong performance from our Global Truck & Bus segment for the second consecutive year. Our executive compensation outcomes as described above, reflect our pay for performance philosophy, with payouts for Corporate participants just below target, payouts for the Global Truck & Bus business unit participants above target, and payouts for the Global Construction & Agriculture business unit participants below target. Our executive compensation program continues to place considerable emphasis on variable compensation designed to align NEO pay with Company performance and long-term shareholder value creation. The Compensation Committee believes the current structure of our executive compensation program is appropriate and aligns with the Company’s compensation philosophy and program objectives.
Timing of Equity Grants
We did not grant any stock options or stock appreciation rights during 2015. We do not have a program in place at this time related to the timing and pricing of stock options in connection with the release of material non-public information.
The Compensation Committee approved grants of restricted stock on December 7, 2015. For purposes of accounting, the restricted stock grants were valued at the closing share price as of close of business on Friday, December 4, 2015. Our President and CEO, and the other NEOs did not play a role in the Compensation Committee’s decision on the specific timing of the 2015 restricted stock grants. Grants of restricted stock are issued generally at the same time each year with one-third of the shares in each grant vesting on each October 20th following the year of grant until such time as all shares of restricted stock in such grant have vested. Effective as of April 13, 2015, the Compensation Committee approved off-cycle restricted stock awards under the 2014 Equity Incentive Plan to Messrs. Miller and Trenary to incentivize continued future performance and to encourage retention of their services. The off-cycle awards were valued at $100,000 for Mr. Miller and $75,000 for Mr. Trenary. Grant levels were based on the April 13, 2015 closing stock price and awards vest ratably over a three-year period, with the first vesting on October 20, 2015. Following Compensation Committee approval of the grants, our Human Resources and Finance Departments administered the 2015 awards made under the 2014 Equity Incentive Plan.
Adjustment or Recovery of Awards
On November 18, 2015, the Compensation Committee of the Board of Directors adopted a claw back policy on incentive compensation and equity grants in the event of a material restatement of financial results. Under the policy, if any officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act of 1934, as amended (“Section 16 Officer”) engages in any fraud, misconduct or other bad-faith action that directly or indirectly causes or contributes to the need for a material accounting restatement of previously filed financial statements, any award for that period in excess of what would have been paid without the restatement shall be subject to reduction, cancellation or reimbursement to the Company at the Board’s discretion.
Risk Assessment
The Compensation Committee mitigates risk related to the Company’s compensation programs and policies through periodic market benchmarking, capped incentive award opportunities that are tied to multiple performance metrics measured over multiple timeframes, stock ownership guidelines, anti-hedging policies, insider trading policy, a claw back policy, and oversight by independent, non-employee directors who meet in executive session and utilize independent external compensation advisors. Potential payouts under the incentive plans are reasonable as a percentage of revenue and income and NEOs must deliver a minimum threshold performance in order to receive an award. The Compensation Committee believes that our compensation philosophy and structure do not create risks that are likely to have a material adverse effect on the Company.
Consideration of Prior Amounts Realized
The Compensation Committee does not consider prior stock compensation gains in setting future compensation levels. The Compensation Committee believes this practice is consistent with our philosophy of providing future opportunities to executive officers in exchange for our future financial and stockholder return performance.
Post-Termination Payments
Change-in-Control Agreements
Each of our current NEOs is party to an employment agreement or Change-in-Control & Non-Competition Agreement (a “Change-in-Control Agreement”), which specifies severance payments in the event of certain employment termination scenarios both before and following a change-in-control of the Company. Mr. Miller executed a Change in Control Agreement in October 2014, which was subsequently replaced with an employment agreement, executed on March 22, 2016 in connection with his promotion to the role of President and Chief Executive Officer. Mr. Lavin’s employment agreement was executed in August 2013; Mr. Trenary’s Change-in-Control Agreement was executed in January 2014; and agreements for Messrs. Walters and Lindqwister were executed in October 2014. Messrs., Lavin’s, Walter’s and Lindqwister’s agreements providing for any payment in the event of a change-in-control terminated as of the date of their respective separation from the Company on November 20, 2015. The agreements generally provide the following:
Mr. Miller and Mr. Trenary

•
Termination without “Cause”, as defined below, or by the executive for “Good Reason”, as defined below, in the absence of a change-in-control: Payment for any annual incentive earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive earned for the calendar year in which the termination occurs; immediate vesting of all outstanding stock options and restricted stock awards; salary continuation severance pay at the base salary rate for an additional twenty four months for Mr. Miller and an additional twelve months for Mr. Trenary.

•
Termination without Cause or by the executive for Good Reason within 13 months of a change-in-control: Payment for any annual incentive earned with respect to the previous calendar year but unpaid as of the employment termination date; a prorated amount of the annual incentive earned for the calendar year in which the termination occurs; the amount of any earned but unpaid portion of any incentive compensation, or any other fringe benefit to which the executive is entitled under the agreement through the date of termination as a result of the change-in-control; an amount equal to two times, in the case of Mr. Miller, and one times, in the case of Mr. Trenary, the sum of the executive’s base salary plus the average annual incentive received over the last three fiscal years, plus any medical, financial and insurance coverage provided under the annual compensation plan; and accelerated vesting of all outstanding stock options and restricted stock awards.

•	Non-compete and non-solicitation provisions that continue for 24 months in the case of Mr. Miller and for 12 months in the case of Mr. Trenary, in each case following termination of employment.

•	The agreements do not provide for any excise tax gross up payments.
Mr. Saoud

•
Termination without Cause in the absence of change-in-control: Continued payment of base salary in accordance with the Company’s payroll practices in effect at the time of the employment separation for 12 months following such termination and a prorated amount of the annual incentive earned for the calendar year in which the termination occurs.

•
Termination without Cause or by the executive for Good Reason within 13 months of a change-in-control: (1) A lump sum amount equal to one times the sum of the executive’s base salary, plus three-year average annual incentive received over the last three fiscal years, (2) earned but unpaid incentive compensation, (3) accelerated vesting of all outstanding stock options and restricted stock awards, and (4) continued employee benefits (including medical benefits) for a 12-month period.

•	Non-compete and non-solicitation provisions that continue for 12 months following termination of employment.

•	This agreement does not provide for any excise tax gross up payments.
Severance payments under these agreements will end immediately if the executive is in violation of any of his obligations under his agreement or if we learn of any facts relating to the executive’s job performance or conduct that would have given us cause to terminate his employment. Payments under the Change-in-Control

Agreements, and Mr. Miller’s employment agreement, are subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code.
As defined in the Change-in-Control Agreements and Mr. Miller’s employment agreement,
“Cause” generally means (1) dishonesty in carrying out company business; (2) engaging in acts injurious to us; (3) willful failure to follow Board directives; (4) illegal conduct or gross misconduct; (5) breach of the Change-in-Control Agreement; (6) violation of code of business ethics; or (7) a felony or certain misdemeanors.
“Good Reason” means (1) a material change in duties and responsibilities; (2) reduction in base salary or failure to increase salary in a manner similar to increases provided to other Company executives following a change-in-control; (3) relocation outside the Columbus, Ohio metropolitan area; (4) material reduction of incentive opportunities; (5) failure to provide substantially similar benefits following a Change-in-Control; (6) failure of successor to assume the Change-in-Control Agreement; (7) request that executive engage in illegal conduct; or (8) breach of the Change-in-Control Agreement.
“Change-in-Control” means (1) change in more than 50% of beneficial ownership of the Company; (2) change in more than a majority of voting shares following any transaction; (3) change in more than half of the Board over a two-year period; or (4) sale of substantially all of our assets.
The amounts of potential payments that result from these various events are set forth below in the section entitled “Potential Payments upon Termination or Change-in-Control.” The Compensation Committee believes the use of these agreements provides an important retention incentive for the NEOs primarily in the context of potential corporate transactions. The Compensation Committee also believes that the provisions of the Change-in-Control Agreements and Mr. Miller’s employment agreement are comparable to standard provisions of such agreements for executive officers in the competitive market.
Mr. Lavin
In connection with his resignation on November 20, 2015, Mr. Lavin received six months of severance through payroll continuation in exchange for serving in an advisory capacity to the Company. All unvested restricted stock as of Mr. Lavin’s separation date was forfeited in accordance with the terms of the 2014 Equity Incentive Plan. In his separation agreement, Mr. Lavin agreed to certain non-disparagement covenants, and agreed to cooperate with the Company in support of its business interests on any matter arising out of his employment, and to facilitate an orderly transition of his job duties to Mr. Miller. Mr. Lavin also agreed to certain confidentiality, noncompetition, and non-solicitation covenants. In the separation agreement, Mr. Lavin released and waived any and all claims against the Company and its representatives which may exist or have arisen up to and including the date of the separation agreement, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment.
Mr. Walters and Mr. Lindqwister
Mr. Walters and Mr. Lindqwister were separated from the Company, not for cause, on November 20, 2015. In connection with their separation, each executive received twelve months of severance via payroll continuation and was eligible for a pro-rated 2015 bonus payment, which was paid on March 4, 2016 based on 324 days of service in 2015. All unvested restricted stock as of Mr. Walter’s and Mr. Lindqwister’s separation date were forfeited in accordance with the terms of the 2014 Equity Incentive Plan. In their separation agreements, Mr. Walters and Mr. Lindqwister agreed to certain non-disparagement covenants, and agreed to cooperate with the Company in support of its business interests on any matter arising out of their employment. The executives also agreed to certain confidentiality, noncompetition and non-solicitation covenants. In their separation agreements, Mr. Walters and Mr. Lindqwister released and waived any and all claims against the Company and its representatives which may exist or have arisen up to and including the date of the separation agreement, including claims that arise out of their employment or relationship with the Company or any of its representatives and the cessation of their employment.
Retirement Plans
We sponsor a number of tax-qualified employee savings and retirement plans, (collectively the “401(k) Plan”) that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) Plan effective at December 31, 2015, eligible employees, including all of the current NEOs, could elect to contribute between 1% and 6% of their annual compensation and receive a Company matching contribution of 100% of the first 3% of employee contributions, and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Company’s 401(k) Plan, as of January 1, 2015. The matching amounts received by the NEOs in 2015 are set forth below in the “All Other Compensation” column of the “Summary Compensation Table.” The 401(k) Plan and the non-qualified Deferred Compensation Plan (the “Deferred Plan”) represent the only sources of retirement income provided by the Company for the NEOs.
Deferred Compensation Plan
We implemented the Deferred Plan in 2006 for certain executive officers and employees primarily for the purpose of retention and recruitment. The Deferred Plan allows for pre-tax deferrals of compensation and provides for the assets to accumulate on a tax-deferred basis for the purpose of supplementing retirement income. Eligible participants may defer up to 80% of their base salary and/or up to 100% of their eligible annual incentive as well as amounts equal to any refund they receive from the tax-qualified 401(k) Plan due to discrimination testing. Election deferrals must be made annually and before the compensation is earned. Participants make elections on the length of the deferral period at the same time they make the deferral election. Participants make investment choices from a selection of investment options similar to the 401(k) Plan. For the 2015 Plan Year, the Company matched deferrals at the rate of 50% on the first 6% of the participant’s total cash compensation. This match vests ratably over three years with 33% vesting after one year, 66% after two years and 100% after three years. Effective January 1, 2016, the Company eliminated the match on participant contributions to the Deferred Plan, although eligible employees are still able to contribute to the plan on a tax deferred basis. Distributions under the plan may be made as a lump sum or annual installments over periods of up to 15 years as determined at the time of deferral by the participant. Additional distribution events include termination of employment, disability, death, unforeseeable emergency or a change-in-control.

Stock Ownership Guidelines and Hedging Policies
The Board strengthened the stock ownership guidelines for NEOs in 2014, which require executive officers and directors to hold shares of common stock with a value equal to: (a) five times annual base salary for the President and CEO; (b) three times annual base salary for the Chief Financial Officer and the Division President (c) two times annual base salary for all other Section 16 Officers, (d) one times base salary for all other officers and key managers as designated by the Compensation Committee, and (e) five times the annual cash retainer for all members of the Board. Compliance is calculated annually, on the last trading day of each fiscal year. On March 9, 2016, the Compensation Committee refreshed the formula for determining compliance with the ownership requirements, using the share price as of calendar year end or a three year average share price as of calendar year end, whichever is higher. The Compensation Committee eliminated the mandated five year window to meet the ownership guidelines but affirmed that covered persons may not sell any shares until compliance is reached, other than the voluntary forfeiture of shares to satisfy annual tax withholding obligations associated with vested shares.
We maintain a policy that prohibits directors, executive officers and employees from engaging in any type of hedging transactions or from holding our securities in a margin account or pledging our securities as collateral for a loan. A director, executive officer or employee may seek prior approval from the Board of Directors to pledge securities as collateral for a loan (but not for margin accounts) if the director, executive officer or employee can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities. None of our executive officers or directors currently have any pledged securities. This policy is posted on our website at www.cvgrp.com.
Impact of Tax and Accounting Considerations
In general, the Compensation Committee takes into account the various tax and accounting implications of the components of our compensation program.
Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to certain executive officers, including the Chief Executive Officer and each of the next three highest paid executive officers (other than the Chief Financial Officer). Exceptions are made for qualified performance-based compensation, among other things.
The components of compensation, including salaries, annual incentives, exercised stock options and vested restricted stock are tax deductible to the extent that they are less than $1 million for each NEO in a given year.  Certain types of awards granted under our 2014 Equity Incentive Plan, including long-term performance cash awards, are generally intended to qualify as performance-based compensation under Section 162(m). For 2015, the Company did not receive a tax deduction for non-exempt compensation amounts that totaled more than $1 million per NEO employed at year end.
The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be fully deductible by reason of Section 162(m) or other provisions of the Code.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s 2015 Annual Report on Form 10-K and this proxy statement.
Scott C. Arves (Chairman)
Harold C. Bevis
Robert C. Griffin
Roger L. Fix

The following table summarizes the compensation of the NEOs for the years ending December 31, 2015, 2014 and 2013. The NEOs are the Company’s current president and chief executive officer, current chief financial officer, former president and chief executive officer, one other most highly compensated current officer, and two former highly compensated officers in the table below.

2015 Summary Compensation Table
Name and Principal Position	Year	Salary ($) (2)	Stock Awards ($) (3)	Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Patrick E. Miller (1)	2015	382,307	350,000	364,225	3,256	26,467	1,126,255
President and Chief Executive Officer	2014	320,000	160,002	274,358	855	26,770	781,985
	2013	293,390	166,000	35,100	7,665	23,469	525,624
C. Timothy Trenary (1)	2015	441,346	212,499	311,856	—	10,600	976,301
Chief Financial Officer	2014	424,999	212,501	318,844	—	7,800	964,144
	2013	239,904	277,600	13,163	—	3,678	534,345
Richard P. Lavin (1)	2015	778,846	—	—	—	41,165	820,011
Former President and Chief Executive Officer	2014	750,000	374,997	750,220	—	25,826	1,901,043
	2013	757,692	707,000	58,500	—	50,457	1,573,649
Joseph Saoud (1)(6)	2015	262,462	400,000	120,000	—	—	782,462
President, Global Construction, Agriculture & Military
Brent Walters (1)	2015	327,115	—	209,790	(1,847)	26,049	561,107
Former Senior VP & General Counsel	2014	315,000	157,501	236,319	27	25,973	734,820

Ulf Lindqwister (1)	2015	318,115	—	137,196	—	18,555	473,866
Senior Vice President & Chief Administrative

(1)    Messrs. Miller, Lavin and Trenary were NEOs in each of 2015, 2014 and 2013. Mr. Walters was an NEO in 2015 and 2014, but not in 2013. Messrs. Saoud and Lindqwister were NEOs in 2015, but not in 2014 or 2013.

(2)    Amounts shown are not reduced to reflect the NEO's elections, if any, to defer receipt of compensation into the Deferred Plan. The amount shown for Messrs. Lavin, Walters and Lindqwister includes severance dollars paid in November and December, 2015. The amount shown for Mr. Saoud includes signing bonus dollars paid in 2015. The 2015 calendar year included 27 pay dates rather than 26 which impacted the 2015 W-2 income reported for our NEOs.

(3)     Amounts shown for 2015 represent the aggregate value of the restricted stock based on the December 4, 2015 closing price of $3.24 on the December 8, 2015 grant date. Amounts shown for 2014 represent the aggregate value of the restricted stock based on the closing price of $6.76 on the grant date. Amounts shown for 2013 represent the aggregate value of the restricted stock based on the closing price of $6.94 on the grant date, except for Mr. Lavin whose 2013 grant date value was $7.07. See footnote (4) for details on the payment of 2013 incentives for Messrs. Miller, Trenary, and Lavin in equivalent restricted shares.

(4)    Amounts shown for 2015 represent incentive payments made in 2016 under the 2015 Bonus Plan. The amount shown for Mr. Miller for 2015 includes an LTIP award payment of $64,631 for the award period October 1, 2012 through September 30, 2015. The amounts shown for 2014 represent incentive payments made in 2015 under the Commercial Vehicle Group 2014 Bonus Plan. The amounts shown for 2013 represent payments made in 2014 under the Commercial Vehicle Group 2013 Bonus Plan. For Messrs. Miller, Trenary, and Lavin, the 2013 Bonus Plan earned awards were paid in equivalent restricted shares scheduled to vest ratably beginning in October 2014. Mr. Miller received 3,940 shares valued at $35,105. Mr. Trenary received 1,478 shares valued at $13,169. Mr. Lavin received 6,566 shares valued at $58,503.

(5)    Represents above-market earnings in the Deferred Plan for Messrs. Miller and Walters. Messrs. Trenary, Lavin, and Lindqwister did not participate in the plan in 2013, 2014 or 2015. See the “2015 Deferred Compensation Table” that follows.

(6) Represents the aggregate value of Mr. Saoud’s signing shares received at hire and the 2015 LTIP award received in December 2015.

The following table provides information regarding the value of other compensation, benefits and perquisites provided to the NEOs in 2015:

2015 All Other Compensation
Name	Insurance Benefits ($)(1)	Company Contributions to Deferred Compensation and 401(k) Plans ($)(2)	Executive Plane Usage ($)(3)	Total ($)
Patrick E. Miller	—	26,467	—	26,467
C. Timothy Trenary	—	10,600	—	10,600
Richard Lavin	10,954	10,600	19,611	41,165
Joseph Saoud	5,048	50,000	—	55,048
Brent Walters	—	26,049	—	26,049
Ulf Lindqwister	1,538	10,600	6,417	18,555

(1) The insurance benefit represents the value of executive life insurance premiums. Mr. Miller, Mr. Trenary and Mr. Walters waived executive life insurance coverage.

(2) Represents our contribution equal to 50% of the first 6% of the participant’s contribution relating to our Deferred Plan.

(3)    The Company calculates the estimated incremental cost to the Company for personal use of our plane based on the amount reported as income to the executive for income tax reporting purposes. The estimated cost of personal aircraft usage by the named executive officers is determined in accordance with federal tax regulations. The incremental cost to the Company is determined by compiling the total cost of operating the aircraft. In addition to fixed costs, the total cost of operating the aircraft includes variable expenses such as fuel, equipment repair, supplies, pilot lodging, meals and transportation, airport services and aircraft catering. The Company does not provide tax gross-ups for personal plane usage.

The following table provides information regarding estimated possible payouts under the 2015 Bonus Plan and the cash performance awards and restricted stock awards granted under the 2014 Equity Incentive Plan in 2015:

2015 Grants of Plan Award

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(3)(6)	Grant Date Fair Value of Stock and Options Awards ($)(4)

Patrick E. Miller	N/A	(1)	61,875	247,500	495,000	—	—
	12/4/2015	(2)	60,000	240,000	360,000	—	—
	12/8/2015		—	—	—	108,025	350,000
	4/3/2015		—	—	—	15,528	100,000

C. Timothy Trenary	N/A	(1)	79,688	318,750	637,500	—	—
	12/4/2015	(2)	53,125	212,500	318,750	—	—
	12/8/2015		—	—	—	65,586	212,500
	4/3/2015		—	—	—	11,646	75,000

Richard P. Lavin (5)	N/A	(1)	187,500	750,000	1,500,000	—	—
	12/4/2015	(2)	—	—	—	—	—
	12/8/2015		—	—	—	—	—

Joseph Saoud	N/A	(1)	60,000	240,000	480,000	—	—
	12/4/2015	(2)	40,000	160,000	240,000	—	—
	12/8/2015		—	—	—	49,383	160,000
	7/9/2015		—	—	—	38,772	240,000

Brent Walters (5)	N/A	(1)	59,063	236,250	472,500	—	—
	12/4/2015	(2)	—	—	—	—	—
	12/8/2015		—	—	—	—	—

Ulf Lindqwister (5)	N/A	(1)	38,625	154,500	309,000	—	—
	12/4/2015	(2)	—	—	—	—	—
	12/8/2015		—	—	—	—	—

(1) N/A refers to a lack of grant date for the annual incentive opportunity. See the “Compensation Discussion and Analysis – Annual Incentive Compensation” for a description of the 2015 Bonus Plan. These amounts represent potential payouts under the 2015 Bonus Plan. Actual awards can be found in the “Summary Compensation Table” under the column titled “Incentive Plan Compensation.”

(2) Please see “Compensation Discussion and Analysis – Long-Term Incentives” for a description of the cash performance awards. These amounts represent potential payouts under the cash performance awards granted on December 7, 2015 under the 2014 Equity Incentive Plan. These awards will be earned and payable following the end of the three year performance period concluding on September 30, 2018.

(3) Represents the restricted stock awarded on December 4, 2015 under the 2014 Equity Incentive Plan. The shares vest ratably each October 20th over three years, with the first tranche vesting on October 20, 2016. Mr. Miller received a discretionary stock award in April 2015 of 15,528 shares that will vest ratably over three years, beginning October 20, 2015. Mr. Trenary received a discretionary stock award in April 2015 of 11,646 shares that will vest ratably over three years, beginning October 20, 2015. Mr. Saoud received an inducement grant of 38,772 shares that will cliff vest on October 20, 2018.

(4) Represents the aggregate value of the restricted stock based on the December 4, 2015 closing price of $3.24. The aggregate value of the discretionary restricted stock awards for Messrs. Miller in Trenary is based on the closing price of $6.44 on April 13, 2015. The aggregate value of the restricted stock issued to Mr. Saoud as a signing incentive is $240,000 based on the closing price $6.19 a share on July 9, 2016.

(5) The Company did not make a 2015 restricted stock award to Messrs. Lavin, Walters or Lindqwister as an outcome of their separation from the Company in November 2015.

(6) In addition to the restricted stock awards granted to the NEOs in the fourth quarter of each year, Messrs. Lavin, Trenary, and Miller also received their calculated 2013 earned cash bonus in the form of equivalent restricted shares. Mr. Miller received 3,940 shares valued at $35,105. Mr. Trenary received 1,478 shares valued at $13,163. Mr. Lavin received 6,566 shares valued at $58,503.

The following table shows the number of shares covered by unvested restricted stock held by the NEOs on December 31, 2015, calculated using the closing stock price of $2.76 on December 31, 2015:

		Stock Awards

Name	Note	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick E. Miller	(1)	7,973	22,005	—	—
	(2)	1,313	3,624	—	—
	(3)	15,779	43,550	—	—
	(4)	10,352	28,572	—	—
	(6)	108,025	298,149	—	—

C. Timothy Trenary	(1)	13,333	36,799	—	—
	(2)	493	1,361	—	—
	(3)	20,956	57,839	—	—
	(4)	7,764	21,429	—	—
	(6)	65,586	181,017	—	—

Richard P. Lavin	(1)	—	—	—	—

Joseph Saoud	(1)	—	—	—	—
	(5)	38,772	107,011	—	—
	(6)	49,383	136,297	—	—

Brent Walters	(1)	—	—	—	—

Ulf Lindqwister	(1)	—	—	—	—

(1) Represents the restricted stock grant issued in November 2013 which will fully vest on October 20, 2016. Messrs. Lavin, Walters and Lindqwister forfeited all unvested

(2) Represents the restricted stock grant issued in March 2014 in lieu of earned cash bonuses for Messrs. Miller and Trenary.

(3) Represents the restricted stock grants issued in November 2014. These shares will vest in two equal installments on October 20th of 2016 and 2017.

(4) Represents a discretionary award of restricted stock issued to Mr. Miller and Mr. Trenary in April 2015 to recognize their individual performance and encourage their retention and valued at $100,000 and $75,000, respectively, at the time of the grant. The remaining shares as reflected above will vest in two equal installments on October 20th of 2016 and 2017.

(5) Represents the aggregate value of the restricted stock issued to Mr. Saoud as a signing incentive in July 2015 to offset lost equity with his former employer. These shares will cliff vest on October 20th of October 2018.

(6) Represents the aggregate value of the restricted stock based on the December 4, 2015 closing price of $3.24 on the grant date of December 8, 2015.

The following table shows the number of shares of common stock acquired by the NEOs upon the exercise of options and the vesting of restricted stock during 2015:

2015 Options Exercise and Stock Vested Table
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Patrick E. Miller	—	—	27,841	109,694	(1)
C. Timothy Trenary	—	—	28,187	111,057
Richard P. Lavin	—	—	—	—
Joseph Saoud	—	—	—	—	(1)
Brent Walters	—	—	15,164	59,746	(1)
Ulf Lindqwister	—	—	17,397	68,544	(1)

(1) Calculated using the closing stock price of $3.94 on October 20, 2015.

The table below shows the executive contributions, Company matching contributions, earnings and account balances for the NEOs in the Deferred Plan. Under the plan, the Company matched 50% of the first six percent of both 2015 salary and earned bonus from the prior year. As of January 1, 2016, the Company eliminated all matching dollars under the Deferred Plan. Please refer to the “Compensation Discussion and Analysis – Post-Termination Payments – Deferred Compensation Plan” for a detailed description of the Deferred Plan.

2015 Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Patrick E. Miller(2)	39,260	15,867	3,256	—	395,779
C. Timothy Trenary(1)	—	—	—	—	—
Richard P. Lavin(1)	—	—	—	—	—
Joseph Saoud(3)	—	50,000	2,190	—	52,190
Brent Walters(4)	31,625	15,449	(1,847)	—	73,581
Ulf Lindqwister(1)	—	—	—	—	—

(1) Messrs. Lavin, Trenary and Lindqwister elected not to participate in this plan in 2015.

(2) Mr. Miller elected to defer 6% or $39,260, of his eligible compensation for 2015. Company contributions of $15,867 were reported as other compensation in the Summary Compensation Table for 2015.

(3) Mr. Saoud was not eligible to contribute to the plan in 2015. As a condition of his offer of employment, the Company made a one-time employer contribution of $50,000 in 2015 to his Deferred Plan account.

(4) Mr. Walters elected to defer 6% or $31,625, of his eligible compensation for 2015. Company contributions of $15,449 were reported as other compensation in the Summary Compensation Table for 2015.

The table below shows the compensation payable to each NEO upon the occurrence of the following events: voluntary termination or involuntary for cause termination; early/normal retirement or death or disability; involuntary not for cause termination; and change-in-control and termination within thirteen months. The amounts shown assume that each event was effective as of December 31, 2015, and are estimates of the amounts which would be paid out to the NEOs upon their termination, if termination had occurred at December 31, 2015. The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation.

Change in Control

Executive	Voluntary Termination or Involuntary for Cause Termination	Early/Normal Retirement or Death or Disability	Involuntary not for Cause Termination	Change-in-Control(3)	Change-in-Control and Termination Within Thirteen Months
Patrick E. Miller
Severance Payments(1)(2)	$—	$299,594	$1,499,594	$—	$299,594
Salary Termination Benefit(4)	—	—	—	—	754,729
Executive Incentives(5)	—	—	—	—	—
Restricted Stock(6)	—	395,900	395,900	—	395,900
Cash Performance Award(7)	—	—	—	—	83,000
Benefit Continuation(8)	—	—	—	—	40,833
Legal Counsel Representation(9)	—	—	—	—	50,000
Totals(9)	$—	$695,494	$1,895,494	$—	$1,624,056

C. Timothy Trenary
Severance Payments(1)(2)	$—	$13,162	$438,162	$—	$311,856
Salary Termination Benefit(4)	—	—	—	—	743,750
Executive Incentives(5)	—	—	—	—	—
Restricted Stock(6)	—	298,444	298,444	—	298,444
Cash Performance Award(7)	—	—	—	—	52,500
Benefit Continuation(8)	—	—	—	—	18,967
Legal Counsel Representation(9)	—	—	—	—	50,000
Totals(9)	$—	$311,606	$736,606	$—	$1,475,517

Richard P. Lavin
Severance Payments(2)	$—	$375,000	$—	$—	$—
Salary Termination Benefit(4)	—	—	—	—	—
Executive Incentives	—	—	—	—	—
Restricted Stock	—	—	—	—	—
Cash Performance Award	—	—	—	—	—
Benefit Continuation	—	—	—	—	—
Legal Counsel Representation	—	—	—	—	—
Totals(9)	$—	$375,000	$—	$—	$—

Joseph Saoud
Severance Payments(1)(2)	$—	$—	$320,000	$—	$120,000
Salary Termination Benefit(4)	—	—	—	—	440,000
Executive Incentives(5)	—	—	—	—	10,096

Restricted Stock(6)	—	400,000	—	—	400,000
Cash Performance Award(7)	—	—	—	—	—
Benefit Continuation(8)	—	—	—	—	19,179
Legal Counsel Representation(9)	—	—	—	—	50,000
Totals(9)	$—	$400,000	$320,000	$—	$1,039,275

Brent Walter
Severance Payments	$—	$—	$520,177	$—	$—
Salary Termination Benefit	—	—	—	—	—
Executive Incentives	—	—	—	—	—
Restricted Stock	—	—	—	—	—
Cash Performance Award	—	—	—	—	—
Benefit Continuation	—	—	—	—	—
Legal Counsel Representation	—	—	—	—	—
Totals(9)	$—	$—	$520,177	$—	$—

Ulf Lindqwister
Severance Payments	$—	$—	$443,179	$—	$—
Salary Termination Benefit	—	—	—	—	—
Executive Incentives	—	—	—	—	—
Restricted Stock	—	—	—	—	—
Cash Performance Award	—	—	—	—	—
Benefit Continuation	—	—	—	—	—
Legal Counsel Representation	—	—	—	—	—
Totals(9)	$—	$—	$443,179	$—	$—

(1) In the case of Mr. Miller, represents base salary for an additional 24 months, plus any annual incentive earned in the prior year but not yet paid, if Mr. Miller’s employment is terminated without Cause. In the case of Messrs. Trenary and Saoud, represents 12 months plus any annual incentive award earned in the prior year but not yet paid, if their employment is terminated without Cause. In the case of Mr. Lavin, the severance benefit was equal to six months of equivalent salary. In the case of Messrs. Walters and Lindqwister, the severance benefit was equal to twelve months of equivalent salary and a pro-rated 2015 incentive payment.

(2) Represents payment of any annual incentive award earned in the prior year but not yet paid as of December 31, 2015, if their employment is terminated as a result of retirement, death, or disability.

(3) In the event of a Change-in-Control and termination within thirteen months, the NEOs are entitled to the earned but unpaid portion of incentive compensation under the 2015 Bonus Plan. The unpaid earned compensation is payable within 15 days after termination of employment, but if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of (A) six months from the date of the NEO's separation from service, and (B) the date of his death (the “delay period”). Upon the expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-In-Control Agreement.

(4) In the event of a Change-In-Control and termination within thirteen months, the salary termination benefit for Mr. Miller is equal to two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. For Messrs. Trenary and Saoud, the salary termination benefit is equal to the amount of their current annual compensation, which is defined as the total of the base salary in effect at the time of the termination, plus the average annual performance incentive award actually received by the executive over the last three fiscal years. The current annual compensation does not include the value of any stock options granted or exercised, restricted stock awards granted or vested, or contributions to the Deferred Plan. One-half of the salary termination benefit is payable as a lump sum payment within 30 days of termination and one-half of the salary termination benefit is payable as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the fiscal year in which termination occurred or death, but if the NEO is deemed to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code) on the date of termination of his employment, any severance payments that are considered deferred compensation subject to the requirements of 409A will be made on the earlier of the delay period. Upon expiration of the delay period, all payments that would have been paid in the absence of such delay shall be paid to the NEO in a lump sum, and any remaining payments and benefits shall be paid or provided in accordance with the Change-in-Control Agreement.

(5) Executive incentives for Mr. Miller are equal to two times the amount of medical, financial, and insurance coverage credit to him for 2015. Executive incentives for Messrs. Trenary and Saoud are equal to the amount of medical, financial, and insurance coverage credited to them for 2015.

(6) The payments relating to restricted stock represent the value of unvested restricted stock as of December 31, 2015, calculated by multiplying the number of unvested shares of restricted stock as of December 31, 2015 by the closing market price of our common stock on December 31, 2015.

(7) In the event of a Change-in-Control, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change-in-Control, subject to any terms and conditions set forth in the plan and/or imposed by the Committee. The amounts presented represent the amount that would be earned and paid based on our Total Shareholder Return relative to the Total Shareholder Return of companies in the Total Shareholder Return Peer Group, calculated as of December 31, 2015.

(8) Represents any health, dental and vision insurance coverage provided at the time of termination of employment for a period of 24 months for Mr. Miller and 12 months for Messrs. Trenary and Saoud.

(9) Represents the maximum amount reimbursable for legal expenses in connection with enforcement of the Change-in-Control Agreement in the event of a dispute following a Change-in-Control.

In November, 2015 we entered into separation agreements with Messrs. Lavin, Walters and Lindqwister which terminated and superseded their Change in Control Agreements. Accordingly, the information shown in the Change-in-Control table for each of these individuals reflects what each former NEO actually received in accordance with their separation agreements.
In addition to these benefits, NEOs with a vested balance under the Deferred Plan would be entitled to the vested portion of the account balance in the event of their termination of employment, death, disability, or a Change-in-Control. See the “2015 Deferred Compensation Table.”
The Company is obligated to pay the following pursuant to the NEOs’ Change-in-Control Agreements:
Terminations due to death, disability, for Cause or voluntary termination — the NEO will receive the earned but unpaid portion of the base salary through the termination date.
For terminations by the Company without Cause prior to a Change-in-Control — the NEO will receive the earned but unpaid portion of base salary through the termination date plus base salary in accordance with the Company’s payroll practices in effect at the time of employment separation for an additional 24 months for Mr. Miller, and 12 months for Messrs. Trenary and Saoud.
For termination without Cause or Good Reason terminations occurring at or within 13 months of a Change-in-Control — The NEO will receive the earned but unpaid portion of the base salary, credit for accrued but untaken vacation and the amount of any earned but unpaid bonus, incentive compensation or other fringe benefit through the date of termination. Mr. Miller receives two times the amount of his current annual compensation, which is defined as the total of the base salary in effect at the time of termination, plus the average annual performance incentive actually received by the executive over the last three fiscal years. Mr. Miller also receives the continuation of certain benefits as described in the table for a period of 24 months. The salary termination benefit for Messrs. Trenary and Saoud is equal to one times the amount of their current annual compensation and certain benefits continuation for a period of 12 months. In addition, upon a termination without Cause or for Good Reason within 12 months of a Change in Control, any restrictions on the NEO’s restricted stock awards will lapse and the restricted stock awards will be deemed fully vested.
Change-in-Control — Under the 2015 cash performance awards, in the event of a Change-in-Control prior to the expiration of the three year performance period, the cash performance award will be earned and paid based on the Total Shareholder Return calculated through the end of the most recently completed fiscal quarter prior to the Change in Control, subject to any terms and conditions set forth in the 2014 Equity Incentive Plan and/or imposed by the Compensation Committee.

Non-competition and non-solicitation provisions — Pursuant to his Change-in-Control Agreement, Mr. Miller has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 24 month period thereafter. Pursuant to their Change-in-Control Agreements, each of Mr. Trenary and Saoud has agreed not to compete with us, or solicit any of our employees, during the period in which he is employed by us and for a 12 month period thereafter.
Terms of Employment for Executive Officers
Each of our NEOs is generally entitled to participate in the following Company benefit programs: participation in management performance bonus plan; vacation in accordance with Company policy, hospital/surgical/medical insurance; dental and vision insurance; group life insurance and short-term disability and long-term disability coverage; participation in Company Deferred Plan; relocation package in connection with the start of employment; and severance in accordance with their respective employment agreement or Change-in-Control and Non-Competition Agreement.

Indemnification Agreements
In addition to the indemnification provided for in our certificate of incorporation, we have entered into separate indemnification agreements with each of our directors and NEOs. These indemnification agreements require us, among other things, to indemnify our directors and NEOs for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or NEO in connection with the investigation, defense, settlement or appeal of any proceeding to which he was or is a party, or is threatened to be made a party or is involved, by reason of the fact that he is or was a director or NEO. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and NEOs.

Director Compensation
We pay our non-employee directors an annual retainer of $70,000 and an additional annual retainer to our Chairman of $55,000. We pay annual chair fees of $15,000 to the Audit Committee Chair, $10,000 to the Compensation Committee Chair and $7,500 to the Nominating & Corporate Governance Committee Chair.
We also compensate our non-employee directors through grants of restricted stock and in December 2015, we granted 23,148 shares of restricted stock to each of Messrs. Arves, Bevis, Bovee, Fix, Griffin, and Snell. Beginning in 2014, the target grant date value of annual restricted stock grants to non-employee directors was increased to $75,000. All restricted stock grants made to our non-employee directors, starting with the December 2015 grant, cliff vest in one year on October 20 or sooner if the director leaves the Board prior to October 20th of the following year for any reason other than for cause. This change to one year vesting or sooner was made in recognition of a declassified Board, which become effective upon the stockholder approval of a declassified Board at the 2015 annual meeting of stockholders. We also reimburse all directors for reasonable expenses incurred in attending Board and committee meetings.

The table below describes the compensation paid to non-employee directors in 2015. Mr. Miller, a director and our President and Chief Executive Officer, receives no compensation for serving on our Board, nor did Mr. Lavin when he served in the capacity of a director and President and Chief Executive Officer.

2015 Directors Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard A. Snell	125,000	75,000	—	—	—	—	200,000

Scott C. Arves	80,000	75,000	—	—	—	—	155,000

David R. Bovee	77,500	75,000	—	—	—	—	152,500

Robert C. Griffin	85,000	75,000	—	—	—	—	160,000

Roger Fix	70,000	75,000	—	—	—	—	145,000

Harold Bevis	70,000	75,000	—	—	—	—	145,000

(1) Represents the aggregate value of the restricted stock based on the closing price of $3.24 on the December 4, 2015.

(2) The aggregate number of shares of unvested restricted stock held by each of our non-employee directors as of December 31, 2015 was 33,666, with the exception of Mr. Fix and Mr. Bevis who had 30,544 shares of unvested restricted stock.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Board of Compensation Committee of any entity that has one or more executive officers serving on our Compensation Committee. No interlocking relationship exists between our Board or the Compensation Committee of any other company.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Stock Option Grants – In October 2004, the Company granted options to purchase 598,950 shares of common stock at $15.84 per share. These options had a ten-year term and vested ratably in three equal annual installments commencing on October 20, 2005. The stock options expired in the fourth quarter of 2014.

At the 2014 Annual Meeting of our Stockholders, our stockholders approved the 2014 Equity Incentive Plan with 1,500,000 new shares available for awards. In addition to cumulative forfeitures of awards under the Company’s Fourth Amended and Restated Equity Incentive Plan, as of March 28, 2016, the Company has 1,230,228 shares available for issuance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our management monitors related party transactions for potential conflicts of interest situations on an ongoing basis. Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, these transactions are generally reviewed and approved by the Board. Under the NASDAQ marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board. In accordance with the charter of the Audit Committee, the Audit Committee must review and approve all related party transactions. Our Code of Ethics provides that no director or executive officer may represent the interests of any party other than the Company (including personal interests) in any material transaction in which we and another party are involved.

Registration Agreement

Certain of our existing stockholders are party to a registration agreement. This agreement confers upon the parties thereto, who hold the majority of such stockholders’ shares of our common stock, the right to request up to five registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense.

In the event that the holders of these securities make such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration, subject to certain limitations. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations by us and provides that we will pay all expenses related to such piggyback registrations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based on a review of such reports, we believe, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with during the last fiscal year.

AUDIT COMMITTEE REPORT
This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Acts.
The Audit Committee is composed of three directors appointed by the Board, all of whom are independent under applicable NASDAQ marketplace rules. The Audit Committee operates under a written charter adopted by the Board in August 2004, amended in 2011 and 2015, a copy of which is posted on our website at www.cvgrp.com. The Audit Committee recommends to the Board the selection of the Company’s independent registered public accounting firm, KPMG LLP.
Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with each of management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board.
In connection with new standards for independence of the Company’s independent registered public accounting firm promulgated by the SEC, during the Company’s 2015 fiscal year, the Audit Committee considered in advance of the provision of any non-audit services by the Company’s independent registered public accounting firm whether the provision of such services is compatible with maintaining such independence.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.
Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
Members of the Audit Committee
Harold C. Bevis
David R. Bovee
Robert C. Griffin (Chairman)

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION
Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2017 annual meeting of stockholders must be received by us on or before the close of business December 14, 2016. Such proposals should be submitted by certified mail, return receipt requested.
The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our Secretary not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including (a) with respect to director nominees, all information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the stockholder’s name and record address, the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and any other information relating to such stockholder that would be required to be disclosed in a proxy statement in connection with solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. As a result, Stockholders who intend to present a proposal at the 2017 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than February 16, 2017 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2017 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2017 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Company’s Vice President – Legal & Compliance and Secretary.
We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Aneezal H. Mohamed, Vice President – Legal & Compliance and Secretary, Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.cvgrp.com/proxy.

OTHER MATTERS
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or facsimile. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.
The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.
By Order of the Board of Directors
Aneezal H. Mohamed
Vice President – Legal & Compliance
and Secretary
April 14, 2016

IT IS IMPORTANT THAT THE PROXY CARDS BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2016.

Vote by Internet

- Go to **www.envisionreports.com/CVGI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommend a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold
01 – Scott C. Arves	☐	☐
02 – Harold C. Bevis	☐	☐
03 – Roger L. Fix	☐	☐
04 – Robert C. Griffin	☐	☐
05 – Patrick E. Miller	☐	☐
06 – Richard A. Snell	☐	☐

+

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 2 6 7 4 6 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

02CCWA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — Commercial Vehicle Group, Inc.

7800 Walton Parkway
New Albany, Ohio 43054

### This Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard A. Snell and Aneezal H. Mohamed and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on March 28, 2016, at the annual meeting of stockholders to be held on May 17, 2016, at the Courtyard by Marriott Columbus-New Albany, 5211 Forest Drive, New Albany, OH 43054, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon the proxies the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

**This proxy when properly executed will be voted on as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in Proposal 1 on the reverse side, FOR Proposals 2 and 3, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.**

ALL STOCKHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE